Exhibit 4.3

Unprotected Lease Agreement
Made and signed in Tel Aviv on April 21, 1998

Between

1.	Pinadis/Finadis [פינאדיס] Corporation Ltd.
(Registered lessor in Panama)

2.	Shatil Real Estate Investments Ltd.
P.C. 51-2106741

3.	Ofer Miretzky (Shikun Dan) Ltd.
P.C. 51-1602682

4.	Dorel/Doral [דוראל] International Ltd.
(Registered lessor in Panama)

5.	E.G.C.S. Investments Ltd.
P.C. 51-212578-0

6.	Peled & Sons Accounting and Management Ltd.
P.C. 51-1416190

7.	Livneh Stirrex[סטירקס] Investments Ltd.
P.C. 51-15086812

All jointly and each severally
by Ofer Miretzky (Shikun Dan) Ltd.
P.C. 51-1602682 by virtue of a power of attorney
of 17 HaMa'ayan Street, Givatayim
hereinafter, for the sake of brevity, referred to as the "Lessor"

of the first part;

and

Compugen Ltd.
P.C. 51-177963-9
of 15 HaMaccabim Street, Petach Tikva
Hereinafter, for the sake of brevity, referred to as the "Lessee"

of the second part;

[Signature]	[Signature]
[stamp] Ofer Miretzky (Shikun Dan) Ltd.	[stamp] Compugen Ltd. 17 Hamacabim Street Petach Tikva 49220 Israel

Whereas
the Lessor hereby represents that it holds the rights to be registered with the Israel Land Administration (the "ILA") as the perpetual lessee under a fully capitalized perpetual lease contract (for a 49-year period ending on August 10, 2040) and it is entitled to hold and is the exclusive holder of the real property known as Temporary Lot no. 1 according to city zoning plan 2589/TA, Parcel 94 in Block 6623, which are situated on 72 Pinchas Rosen Street, Tel Aviv (the "Property"); and

Whereas
the Lessor is building on the Property, with the consent of the owners thereof in accordance with the approval of the competent authorities, a building that shall include, inter alia, commercial areas on the ground floor and on the first floor, office floors, underground parking, storage facilities and an area for public purposes (hereinafter, for the sake of brevity: the "Building"); and

Whereas
the Lessor wishes to let to the Lessee, in an unprotected lease, a unit, which includes all of the first floor above the Building's floors that are designated for commercial use, in a total area of approx. 1,205 sqm (net), which is marked in the color yellow on the floor plan attached hereto and marked as Annex A (the "Floor Plan") and subject to the terms and conditions of this agreement (the "Leased Property"); and

Whereas
the Lessor's aforesaid right is pledged in favor of Bank Leumi LeIsrael Ltd. for the purpose of securing the fulfillment of financial obligations thereto (the "Pledge") (the "Bank"). The agreement of the Lessee and Lessor for the pledge and assignment of the Lessor's rights under this agreement in favor of the Bank is attached as Annex E hereto (Section 11.4.1 below); and

Whereas
a caveat note is registered on the Lessor's right in the Property in favor of Ashdar Construction Company Ltd., but such neither refers to nor applies to the Lessor's rights in the Property and the structure. At the end of the parceling process of Parcel 94 in Block 6623, the caveat note registered in favor of Ashdar shall be conclusively stricken-off from the Property; and

Whereas
the Lessor represents that, subject to the Pledge, it holds the rights to be registered with the ILA as the perpetual lessee of the Property on which the Building is built, including the Leased Property, and such rights thereof are full and clear of any third party right, including procedural rights, and there is no impediment or restriction by virtue of law or agreement that prevent it from engaging in this agreement and undertaking obligations vis-à-vis the Lessee hereunder. It is hereby represented by the Lessor that the caveat notes in favor of the Municipal Court of Tel Aviv Jaffa, the Municipality of Tel Aviv Jaffa and the District Zoning Commission for the Tel Aviv Jaffa planning zone, which are stated in Annex A3, do not constitute prejudice to the Lessee's rights under this contract; and

Whereas
the Lessee has seen and examined the plans of the Building, the unit under construction, the building permit and the Floor Plan and is interested in leasing the Leased Property from the Lessor in order to use it as specified below; and

Whereas
the Lessor represents that the Building is being constructed as required under the Zoning Law, including the regulations thereof, and according to any law; and that, insofar as known thereby, there is no claim on behalf of any of the authorities with respect to the construction of the structure; and

Whereas	the Lessor represents that it is entitled under any law to engage in this lease contract; and

Whereas
Ofer Miretzky (Shikun Dan) Ltd. represents that it acts as the authorized representative of each of the Lessor individuals for all intents and purposes pertaining to this lease agreement, including receipt of notices; it is further agreed that in case the power of attorney given to Ofer Miretzky (Shikun Dan) Ltd. expires, the Lessor shall deliver a written notice to the Lessee with respect to the new authorized representative; and

Whereas	the parties wish to define and regulate their legal relationship as specified in this lease agreement below;

It is therefore stipulated and agreed by and between the parties as follows:

1.
The Lessor hereby undertakes to let to the Lessee, and the Lessee undertakes to lease from the Lessor, the Leased Property as specified in the terms and conditions of this lease agreement. The preamble to this lease agreement, including the representations included therein and the annexes hereto constitute an integral part hereof.

2.	The Leased Property and the Construction thereof

2.1.
The Leased Property to be leased to the Lessee shall consist of an area of approx. 1,205 sqm (net) in the location marked on the Building's plans, as specified in the Floor Plan attached as Annex A and subject to Paragraph 5.2 below.

On the premises of the Leased Property, an area of approx. 200 sqm shall be allotted, pursuant to the construction plans to be submitted by the Lessee to the Lessor, for the purpose of setting-up a biotechnological laboratory (the "Laboratory"), which shall be set-up by the Lessee and/or anyone on behalf thereof and at the expense thereof, excluding the company's undertakings according to the specification (Annex B). There is an apartment protected space (APS) in the Leased Property, which, for all intents and purposes, comprises part of the Leased Property's premises. The APS shall serve the Lessee solely for the purposes thereof. The Lessee undertakes to comply with all of the instructions and guidelines of Civil Defense or any other governmental entity with respect to the use of the APS.

The Lessee shall be entitled to place ventilation systems on the roof of the unit or the roof of the Building, in coordination with the Lessor and subject to the technical possibilities.

2.2.
The Lessor undertakes that the Leased Property shall be built by the Lessor and at the expense thereof according to the technical specification attached hereto as an integral part hereof and marked as Annex B, in accordance with the timetable set forth in this agreement, in accordance with the building permit and in accordance with plans of construction, electricity and air conditioning to be prepared by the Lessee and at the expense thereof (the "Lessee's Plans") and as shall approved by the Lessor in accordance with the provisions of Subsection 2.4 below.

A deviation of up to 3% of the unit's area (upward or downward) between the result of the measurement according to Subsection 5.2 below and the area of the Leased Property as stated in Subsection 2.1 above, will be permitted. In the event of a deviation exceeding 3% of the unit's area, the Lessee shall be exempt from paying rent due to the area in excess of the permitted deviation as stated.

2.3.
The Lessor undertakes to complete the performance of the work of constructing the Building and the Leased Property therein and to hand-over possession of the Leased Property to the Lessee by October 15, 1998 or 90 days as of the date of the approval of the Lessee's Plan "for execution", the later of the two, and, in any event, no earlier than the end of six months as of the date of the signing of this contract. The provisions of this section shall not apply to the area of the Laboratory and as specified in Subsection 2.3.1 below.

Handing-over possession to the Lessee is subject to the Lessee complying with all of its undertakings to the Lessor until that date, including, but not limited to, payment of the Deposit or the deposit of a bank guarantee as specified in Section 7.5 below to the Management Company, the timely submittal of construction, electricity and plumbing plans for approval by the Lessor and the provision of securities as stated in Section 14 below.

2.3.1.
Notwithstanding the provision of this Subsection 2.3, it is agreed that the area of the Laboratory will be handed-over to the Lessee within 45 days of the date on which the construction plans of the Laboratory's area are submitted to the Lessor by the Lessee and, in any event, no earlier than July 1, 1998. The Lessee shall perform, at its own expense and under its responsibility, all of the work required for setting-up the Laboratory, with the exception of such that are imposed on the Lessor under the technical specification. Due to the Laboratory's area to be handed-over thereto, the Lessee shall pay the Lessor Rent, Management Fees and any other payment according to this contract as of the day on which the Lessee begins to use the Laboratory and, in any event, no later than the date of handing-over possession of the Leased Property. For the avoidance of doubt, the Term of the Lease under this agreement, as defined in Section 4 below, shall commence on the date of handing-over possession of the entire Leased Property. The Lessee undertakes to take out and maintain the insurance policies specified in Section 9 below and in the insurance annex (Annex C) as of the date of the handing-over of the Laboratory area thereto.

2.4.
The Lessee undertakes to deliver the Lessee's Plans for the Lessor's approval within 90 (ninety) days of the date of the signing of this agreement. This undertaking by the Lessee is fundamental to the agreement.

The Lessor can, within 7 days of the date of receipt of the Lessee's Plans, reject or approve the Plans subject to conditions or clarifications as per its professional discretion and/or the discretion of consultants on behalf thereof (a list of the Lessor's consultants is attached as Annex D hereto). In case the Plans are rejected by the Lessor, the Lessee shall submit amended plans, in accordance with the Lessor's instructions and the Lessor shall approve the plans within 7 days.

In case the Lessee does not submit the Lessee's Plans to the Lessor on the aforesaid date, the date of handing-over possession of the unit shall be deferred by the period in which the Lessee was late in submitting the Lessee's Plan plus 15 (fifteen) days.

Without derogating from any relief and remedy of the Lessor under this agreement, in the event of a delay in the submittal of the Lessee's Plans for the Lessor's approval, which shall lead to a postponement of the handing-over date that exceeds 15 (fifteen) days, the Lessee undertakes to pay the Lessor a pecuniary compensation equal to the Rent for the premises of the Leased Property and expenses and Management Fees to the Management Company; the Lessee further undertakes to bear the expenses and ongoing taxes due to the Leased Property, all throughout the period of the delay in the handing-over of possession, apart from the first 15 days of the delay.

2.5.
The Lessor shall be entitled, at any time, without need for any consent by the Lessee, to perform any change or addition in the Building, as per its sole discretion, both before and the Term of the Lease and thereafter, including, but not limited to, the addition or reduction of areas, joining of floors, areas or wings to the Building, transformation of closed or open public areas to areas for exclusive use by various users, change in openings and passageways, any and all types of building additions and any other change in the structure or the plans of the Building, provided that the Leased Property, the location of the Leased Property in the Building, the ways of access to the Leased Property, the rights of use of the Leased Property and the ability of the Lessee to use the Leased Property for the purposes thereof throughout the Term of the Lease are unchanged and provided that unreasonable disturbances are not caused to the Lessee as a result of such change or addition in the Building.

Without derogating from the generality of the aforesaid, the Lessee is aware that the Lessor intends to convert some of the areas of the underground floors, which are presently designated for parking spaces, into other uses such as: storage rooms, archives, a fitness and/or health center, a medical clinic and/or any other use as the Lessor deems fit and the Lessee shall have no objection thereto.

The Lessee is also aware that the Lessor intends to add construction areas beyond as currently permitted under the city zoning plan and the Lessee agrees to all of the construction additions to be made.

The Lessee undertakes not to interfere with and not to oppose to any such change or addition for any reason whatsoever, including, but not limited to, disturbances caused thereto, if any, during the execution of the addition or change. The Lessor undertakes that such changes and additions, if any, shall be done subject to receipt of building permits, if required, and that they shall be done in a manner such that the disturbance caused to the Lessee is as minimal as reasonably possible and the wholeness of the Leased Property is not compromised.

2.6.
The handing-over date stated in Paragraph 2.3 above, shall be automatically postponed on grounds of force majeure, including, but not limited to, a state of war, irregular recruit of reserve forces, irregular natural phenomenon, decrees preventing or prohibiting construction (apart from decrees issued at the Lessor's fault), regulations or laws that shall delay the construction or extend the duration of the execution thereof, construction freezes as a result of governmental decrees, national strikes or nation-wide sanctions that are not contingent upon the Lessor, or any other factor over which the Lessor has no control. In any such case, the handing-over date shall be postponed for the period of time compelled by the existence of the aforesaid conditions or any of them, as the case may be.

For the avoidance of doubt, a curfew preventing the entry of workers from the areas of Judea and Samaria shall not constitute force majeure for the purpose of this section.

It is agreed that in the event of a delay in the handing-over of possession, as a result of delays as specified in this Subsection 2.6 for a period exceeding six (6) months, the Lessee shall be entitled to notify the Lessor of the termination of this contract. In such case, the Lessee shall not be entitled to any remedy and/or compensation and shall have no right or claim against the Lessor. The Lessor shall return the bank guarantees as defined in Section 14 below to the Lessee.

It is expressly agreed and stipulated by and between the parties, in addition to the provisions of this Section 2.6, that a delay in the handing-over of the unit, which shall not have exceeded fourteen (14) days, shall not be deemed a breach of any obligation by the Lessor and shall not constitute a cause for an action and/or a demand of any type whatsoever by the Lessee against the Lessor and shall not entitle the Lessee to any compensation and/or damage and/or other legal remedy.

Changes and Improvements in the Leased Property

2.7.
The Lessor shall be entitled to order, at reasonable times to be set by the Lessor in a manner such that they do not hinder the continuous progress of the work in the unit and the structure, work for changes, internal additions or reductions in the unit, compared with the technical specification (the "Changes"), provided that the Changes are compatible with the building permit of the Building and the unit, that they do not change the structure or external appearance of the Building, that they do not compromise and are compatible with the planning of the construction and/or fundamental walls and columns and/or the location of the common systems of the office floors of the structure and/or the unit. The Changes shall only be executed through the Lessor, at the times, for the consideration and on the terms and conditions to be determined thereby and subject to approval by the Lessor's consultants, to the extent necessary.

2.7.1.
For the avoidance of doubt it is clarified that any addition to and/or change in the unit beyond the technical specification and the plans attached to this contract, shall be deemed a Change and all of the provisions of the contract pertaining to Changes shall apply thereto, such even if the addition and/or change are included in the Lessee's Plans.

2.8.
Notwithstanding Section 2 above, the Lessor shall not be obligated to accept the interior planning as per the Lessee's order and/or to receive from the Lessee an order for the execution of work for Changes or any part thereof, provided that such refusal by the Lessor is due to relevant and professional reasons. It is clarified that the order for the execution of unusual work for office buildings and/or requirement of materials the use of which is uncommon in office buildings, as well as no agreement as to the consideration due to the Lessor and postponement of the handing-over date as a result of the execution of the Changes and additions, shall each be deemed separately as a sufficient relevant reason for the purpose of the Lessor's refusal.

2.9.
Work for the Changes shall be ordered according to a special order form, which shall be signed by the Lessee or by a professional on behalf thereof and shall include a specification of the ordered work and a detailed plan with respect to the Changes and shall only bind the Lessor after it is signed thereby.

2.10.
The Lessee must order, if it desires the Changes, at an early stage of the construction, so that the execution thereof does not interfere with the proper course of the work in the structure and the completion thereof.

2.11.
In case the Lessee's demand for changes and additions exceeds the contents of the technical specification, the price of the Changes, additions and credits shall be determined according to the Lessor's price list, which is attached as Annex B1 hereto, compared with the technical specification, and the Lessee undertakes to pay the Lessor the consideration for the work for the Changes in advance, immediately upon the order thereof.

2.12.
The Lessee confirms that it is aware that the availability of the unit thereto may be postponed as a result of the order of the work for the Changes, and, accordingly, the handing-over date will be postponed for a period as determined by the Lessor on the date of the order of the Changes. Nothing in the aforesaid shall derogate from the provisions of Subsection 2.8 above.

2.13.
The Lessee shall not be entitled to hand the execution of the Changes in the unit to another contractor or service provider other than the Lessor, except as per the Lessor's express written consent in advance. For the avoidance of doubt, the provisions of this section shall not apply to the construction of the Laboratory.

Determinative Expert

2.14.
In any and all disputes pertaining to the approval of the Lessee's Plans and/or the compatibility of the construction of the Leased Property with specifications and plans and/or any dispute pertaining to a delay on the Lessee's part in providing specifications and plans and/or their compatibility with the requirements of the Lessor as stated in Section 2 above including the sub-paragraphs thereof and/or to the duration of the delay caused as a result thereof in handing-over possession of the Leased Property to the Lessee and/or in the commencement of the Term of the Lease and/or on any other matter pertaining to the existence of the conditions stated in Paragraph 2.6 above and to the duration of the postponement required as a result thereof, as the case may be and/or on any other matter pertaining to the performance of the work of construction of the Building and the Leased Property, an engineer to be determined in agreement by the parties, and in the absence of agreement – to be appointed by the Chairman of the Architects and Engineers Association (the "Engineer"), shall rule as an expert, not as an arbitrator, and his decision shall be final and shall bind the parties, on the aforesaid matters, for all intents and purposes.

3.	Purpose of the Lease

3.1.
The Lessee leases the Leased Property solely for the purpose of operating therein offices in the field of software, hardware and computers as well as an electronics laboratory and a biotechnological laboratory (the "Purpose of the Lease") and for this purpose alone.

3.2.	Omitted.

3.3.	Any change or expansion of the Purpose of the Lease requires the advance written consent of the Lessor. The Lessor shall not object to such change, but for reasonable and relevant reasons only.

3.4.
The Lessee represents and undertakes that it shall have no objection to the other places of business and offices in the Building, all or any of them, operating their business at times and hours as they shall deem fit and that it shall have no claim with respect thereto.

3.5.
The Lessee represents and undertakes that it is aware that other businesses and offices, inter alia, will operate in the Building and it represents and undertakes that it shall have no claim with respect thereto against the Lessor, including with respect to their operating hours, the arrangements of entry and exit therefrom, nuisances of noise, crowds, smells or any other nuisance caused due to their activity, provided that such are no more than reasonable according to their occupations.

Insofar as the activity of any business in the Building causes a nuisance to the Lessee, the Lessee shall be entitled to bring such matter to the Lessor's attention, but such shall not obligate the Lessor to act for the prevention of such nuisance or grant the Lessee any right vis-à-vis the Lessor.

3.6.
For the avoidance of doubt is hereby agreed and clarified that the Lessee alone shall be responsible for receipt of any and all permits required under any law for the opening of its business in the Leased Property and the operation thereof.

The Lessee undertakes to fulfill any and all conditions required for the purpose of receipt of such permits, to run its business according to their terms and conditions and to maintain such in force throughout the Term of the Lease.

4.	Term of the Lease

4.1.
Without derogating from the force of the provisions of Paragraphs 2.3 and 2.6 above, the term of the lease under this agreement shall commence on the date of handing-over possession of the Leased Property. Nothing in the aforesaid shall derogate from the provisions of Subsection 2.3.1 above.

4.2.
The lease period shall discontinue at the end of five years as of the date of commencement thereof as stated in Paragraph 4.1 above (the "First Lease Period"). Subject to the Fulfillment of All of the Obligations Thereof according to this agreement, the Lessee shall have the right, and the Lessor the obligation, to extend the lease period at the end of the First Lease Period for an additional five-year period (the "Additional Lease Period"). Any reference herein to the "Term of the Lease" shall mean both the First Lease Period and the Additional Lease Period, if any, as the case may be.

It is agreed by and between the parties that the First Lease Period shall automatically be extended for the Additional Lease Period, unless the Lessee shall have notified the Lessor, in an unconditional unrestricted notice that shall have been received by the Lessor at least 6 (six) months prior to the end of the First Lease Period, of its wish to discontinue the lease at the end of the First Lease Period.

The "Fulfillment of All of the Obligations Thereof" – for the purposes of this section shall mean: any undertaking the breach of which constitutes a fundamental breach as defined in Section 12.3 above and any undertaking that shall not have been complied with and shall not have been rectified despite such rectification having been demanded by the Lessor, all of such up to 6 (six) months prior to the end of the Term of the Lease.

4.2.1.
Notwithstanding all of the provisions of Subsection 4.2 above, it is agreed that the Lessee is entitled to notify the Lessor, in an unconditional unrestricted notice that shall have been received by the Lessor at least 6 (six) months prior to the end of the third or fourth year of the lease, of its wish to discontinue the lease at the end of the third or fourth year of the lease, as the case may be (the "Shortening Notice"). In the event of a dispatch of the Shortening Notice , the Term of the Lease under this agreement shall be terminated at the end of the third or fourth year, as the case may be and the following provisions shall apply:

4.2.1.1.
In the event of a dispatch of the Shortening Notice toward the end of the third year, the Lessee shall pay the Lessor liquidated damages due to the shortening of the Term of the Lease in an amount in NIS that is equal to $75 plus V.A.T. for each sqm of the Area of the Leased Property for the purpose of Rent Payment, as such term is defined in Subsection 5.2 below.

4.2.1.2.
In the event of a dispatch of the Shortening Notice toward the end of the fourth year, the Lessee shall pay the Lessor liquidated damages due to the shortening of the Term of the Lease in an amount in NIS that is equal to $45 plus V.A.T. for each sqm of the area of the Leased Property for the purpose of Rent Payment as such term is defined in Subsection 5.2 below.

4.2.1.3.
The liquidated damages stated in Subsections 4.2.1.1 and 4.2.1.2 shall be paid in addition to any and all payments applicable to the Lessee under this agreement with respect to the Term of the Lease and the use of the Leased Property.

4.2.1.4.
The liquidated damages stated above shall be converted into NIS according to the representative rate known on the date of the signing of this agreement and shall be linked to the Index, all in accordance with the provisions of Subsection 5.1 below.

4.2.1.5.
The Lessee shall attach to the Shortening Notice, as an integral part thereof and as a condition for the validity thereof, a cashier's check for the amount of the liquidated damages. Alternatively, the Lessee shall deposit with the Lessor on the same occasion a bank guarantee in the amount of the liquidated damages in force until 30 days after the end of the Term of the Lease.  At the end of the Term of the Lease, the Lessee shall pay the Lessor the liquidated damages and the Rent until the date of vacation of the Leased Property and the Lessor shall return the bank guarantee thereto.

4.2.2.
In the event of a dispatch of a discontinuing notice six months prior to the end of the First Lease Period and/or a dispatch of a Shortening Notice as specified in Subsection 4.2.1 above, the Lessee shall vacate the Leased Property at the end of the First Lease Period, at the end of the third year or at the end of the fourth year, as the case may be (the "Vacation Date") on the terms stated in Subsection 10.4 below. In the event that the Lessee delays the vacation of the Leased Property for a period not to exceed 60 days (the "Delay Period"), the Lessee shall pay the Lessor Rent and the other payments according to this agreement for the Delay Period and such shall not constitute a breach of the agreement on the Lessee's part, all provided that the Lessee shall have notified the Lessor, in a written notice three months prior to the Vacation Date, of its intention to delay the vacation of the unit and of the duration of the anticipated Delay Period.

4.3.
It is agreed that at the time of handing-over possession, the Lessor shall hold a Form 4 with respect to the Leased Property and that the handing-over of possession of the Leased Property to the Lessee as stated in Paragraph 2.3 above shall be done upon the completion of the execution of the work applicable to the Lessor under this lease agreement. Furthermore, on the handing-over date, the unit shall be connected to the operating common systems of the Building (water, electricity, air conditioning and sewage) and at least one elevator shall operate in the Building.

In a punch list to be prepared upon handing-over possession of the Leased Property by representatives on behalf of both parties, the work that the Lessor must perform and complete and/or the deficiencies it must repair shall be specified and the Lessor shall repair the same deficiencies within 14 days of the date of handing-over possession of the Leased Property.

For the avoidance of doubt it is clarified that the Lessee's refrainment from cooperating with the Lessor in the preparation of such punch list and/or the existence of any deficiencies and/or the need for the completion of work in the Leased Property by the Lessor, shall not serve as a hindrance to non receipt of possession of the Leased Property and the Lessee shall have to receive possession of the Leased Property, provided that nothing in such deficiencies or such need for the completion of work shall prevent the Lessee from reasonably using the Leased Property.

4.4.
It is agreed by the parties that 60 days prior to handing-over possession of the Leased Property (apart from the Laboratory) to the Lessee and the commencement of the lease as aforesaid, the Lessor shall allow the Lessee to enter the Leased Property solely as licensee, and to perform interior work in the Leased Property in order to render the Leased Property suitable to the designation thereof (the "Interior Work").

4.4.1.	The Lessee's entry into the Leased Property as a licensee shall be contingent upon provision of the securities specified in Section 14 below.

4.4.2.
The Lessee shall coordinate the performance of the Interior Work with the Lessor's on-site representative, in order to ensure that the performance of the Interior Work does not disrupt the course of the performance of construction work at the site.

4.4.3.
The Lessee alone shall be responsible for the execution of the Interior Work and it undertakes that the work shall be performed according to any law concerning the execution thereof, including safety instructions.

4.4.4.	Omitted.

4.4.5.
The Lessee shall be liable for any damage caused during the performance of the Interior Work or resulting therefrom, to the persons executing the work, the Lessor and the employees thereof, third parties and also damage to the Leased Property, units in the vicinity thereof and the project.

4.4.6.
Without derogating from the Lessee's liability according to this Section 4, the Lessee undertakes that the workers on behalf thereof abide by the safety instructions, if any, of the Lessor's on-site work manager.

4.4.7.
If the Lessee completes the preparation work prior to the end of 60 days and begins using the Leased Property, the Lessee shall pay the Lessor and/or the Management Company Rent, Management Fees and additional payments as specified in Sections 5, 6 and 7 below.

5.	Rent

The Lessee shall pay rent to the Lessor throughout the Term of the Lease as specified in the provisions of Section 4 above, in accordance with the following provisions:

5.1.
The Lessee shall pay the Lessor, throughout the Term of the Lease, rent in an amount in New Shekels equal to $17 (seventeen U.S. dollars) for each sqm of the Area of the Leased Property for the purpose of Rent Payment as defined in Section 5.2 below plus V.A.T. per month, according to the representative rate to be released on the date of the signing of the agreement ($1 = NIS ___).

From the second year of the lease forth, the rent for each sqm of the area of the Leased Property shall be gradually increased, year to year, by 2% (real, beyond the rise of the Index).

The aforesaid rent shall be paid while linked, per their value in New Shekels as stated, to the Consumer Price Index which is released by the Central Bureau of Statistics, including fruit and vegetable (and insofar as such index is no longer released in an ongoing and up-to-date manner, any index to come in lieu thereof and to be determined by Bank HaPoalim Trust Company Ltd.) (hereinabove and hereinafter: the "Index") that was last known from the date of the signing of the agreement (___ = points) to the last known Index on the actual payment date of any payment on account of the rent. Linkage differentials as stated shall be deemed as part of the rent for all intents and purposes (the "Rent").

5.1.1.
If the Lessee notifies the Lessor six months prior to the end of the First Lease Period, as specified in Subsection 4.2 above, of its wish for the Rent for the Additional Lease Period to be determined by an agreed appraiser, an authorized real estate appraiser shall be appointed in agreement by and between the parties, who shall determine the amount of appropriate rent for the Leased Property in its condition on the date of the appraisal ("as is"), within thirty days of the date of his appointment. The Rent in the Additional Lease Period shall be the appropriate rent determined by the appraiser in his aforesaid appraisal. It is further agreed that all of the provisions regarding payment of Rent in the First Lease Period shall also apply to the Rent in the Additional Lease Period, mutatis mutandis, and in particular, a real increase of 2% per annum, beyond the rise of the Index.

5.1.2.
In the event that the parties fail to appoint an agreed appraiser within 14 days of the date of a request by either party to the other, the parties' counsel at such time shall appoint an authorized appraiser in agreement and the provisions of this section shall apply.

5.1.3.	The determination of the appraiser shall be final and conclusive, provided that he acted with reasonable proficiency and good faith, and he shall rule as an expert, not an arbitrator.

5.1.4.	The Lessee shall bear the fee of the appraiser to be appointed.

5.1.5.
For the avoidance of doubt, if the Lessee does not demand that the Rent for the Additional Period be determined by the appraiser, the provisions concerning payment of Rent, including the amount of Rent, shall continue to apply also with respect to the Additional Lease Period.

5.2.
"Net Unit Area" – the area of the Leased Property as specified in the preamble and in Paragraph 2.1 above is a presumed estimate only and the accurate area shall be conclusively determined in a measurement to be conducted by an authorized surveyor. A signed confirmation by the authorized surveyor with respect to the area of the Leased Property as determined in the said measurement shall be considered prima facie evidence of the results of the measurement and shall become final and conclusive evidence, unless the Lessee disputes the results of the measurement within 10 days of the day on which it was delivered thereto, through an authorized surveyor on behalf thereof. In such case, the surveyors shall reach an agreement between them and the agreement shall bind the parties.

Such measurement would take into account the area of the Leased Property's floor, including areas of columns, internal walls, external walls, APS, internal shafts in the unit and the space of the internal stairwell inside the unit.

"Area of the Leased Property for the purpose of Rent Payment" shall be the area of the unit as determined in the measurement plus 17.5% of the Net Unit Area due to public areas.

5.3.
Rent for the Leased Property shall be paid on the first Business Day of the calendar month on which the Rent payment is due, as stated in paragraphs 5.4-5.5 below. "Business Day" shall mean one of the weekdays Sunday through Thursday between the hours 08:30 and 12:00.

5.4.
Subject to the provisions of Paragraphs 5.2 and 4.3 above, the Lessee shall pay the Lessor the Rent for the Leased Property for the first three months of lease in the first year of the lease upon the handing-over of possession of the Leased Property. Nothing in the aforesaid shall derogate from the provisions of Subsection 2.3.1 above.

5.5.
The Rent for the Leased Property after the first three months of lease in the first year of the lease, and throughout the entire Term of the Lease, shall be paid by the Lessee to the Lessor for each three months of lease in advance.

5.6.
V.A.T. for the Rent or any tax to come in lieu thereof or any tax that, under the law imposing it shall apply to the Rent and be collected separately therefrom, at the lawful rate as it shall be from time to time, shall apply to the Lessee and be paid thereby with every payment on account of the Rent against a lawful tax invoice according to the upcoming lawful date for payment of the tax. For the avoidance of doubt, the Lessee shall not bear the payment of any tax applicable under law to the Lessor, including income tax.

5.7.
The Lessor shall be entitled to request from the Lessor that the payment of Rent due to the Leased Property be made by wire transfer to an account as the Lessor shall instruct from time to time, all according to the Lessor's instructions, and the Lessee shall comply with such demand, according to the details thereof, within 15 days of receipt thereof.

5.8.
The Lessee undertakes to pay the Rent to the Lessor and the Management Fees to the Lessor or the Management Company as stated in Sections 7-8 below throughout the Term of the Lease, unconditionally, whether it made use of the Leased Property or not, for any reason whatsoever, other than as a result of a negligent or deliberate act or omission of the Lessor.

6.	Further Payments

6.1.
Throughout the entire Term of the Lease the Lessee shall pay, in addition to the Rent, all of the payments, levies, municipality taxes, taxes and mandatory payments of any type whatsoever, municipal and/or governmental or others, including any fee, licensing fees and licenses of any type whatsoever pertaining to the Leased Property and/or the operation and/or upkeep thereof. Taxes or levies in respect of the Leased Property, the operation thereof, up-keeping thereof or in respect of the rent which will be imposed in the future and which do not exist on the date of execution of this Lease Agreement, will apply to the Lessee.

The Lessor will bear the payment of property tax and other taxes, if imposed in the future in respect of ownership rights in the Leased Property, as well as income tax in respect of the Rent.

6.2.
Without derogating from the generality of the aforesaid, the Lessee will bear throughout the entire Term of the Lease all of the payments for the supply of water, electricity, phone, municipal taxes, business tax, signage tax or any other expense pertaining to the use of the Leased Property and the operation thereof.

The Lessee is aware that the Lessor requested the Electric Corporation the supply of electricity on a bulk basis for the entire building and the Lessor will supply electricity to the Lessee.

The Lessee will pay the Lessor for electricity consumption, same as all of the lessees and occupants, for actual consumption, according to kilowatt hour price determined by the Electric Corporation, according to an ordinary consumer price list, plus 10% and plus VAT according law.

The Lessee hereby undertakes that it will not be entitled to request direct electricity supply from the Electric Corporation and that it will have no claim against the Electric Corporation for non-supply of electricity or interruptions to the electricity supply.

For avoidance of doubt, the Lessor will be responsible for regular electricity supply to the Leased Property. The Lessee had notified the Lessor that sensitive systems will be operating in the Leased Property and processes dependant on regular electricity supply will be carried out.

6.3.
The Lessee will bear throughout the entire Term of the Lease payments due for the maintenance and management of the Building as specified in the provisions of Section 7 below, and for the use of the Parking Lots according to the provisions of Section 8 below.

6.4.	The Lessor will notify in writing the City of Jaffa-Tel Aviv and the other entities related to the matter of the lease thereby of the Leased Property.

Soon after the date of commencement of the lease, the Lessee undertakes, if the Lessor shall so instruct it, to transfer the water and/or telephone and/or electricity and/or municipality bills and/or any other bill pertaining to a payment and/or tax applicable to the Leased Property, to the name of the Lessee. In the end of the Term of the Lease onwards the Lessee shall return the same bills to the name of the Lessor.

7.	Management of the Building

7.1.
The Lessor shall cause the appointment or incorporation from time to time of a corporation which will engage in the management of the building and maintenance thereof (the "Management Company"). The Lessor intends to retain a subcontractor whether directly or through the Management Company which will be incorporated to provide the management services in the Building. The Lessor will not be affiliated with the subcontractor, the ownership and/or management. The aforesaid may not derogate from the Lessor's right to provide the management services itself. For so long as the corporation had not been appointed or incorporated or for so long it had not began engaging in the management of the building and maintenance thereof, or if the appointment had expired as aforesaid, the Lessor shall serve as the Management Company for the purposes of this Agreement.

The Management Company will lay down the arrangements and procedures pertaining to the management of the building and the maintenance thereof and will set up bylaws as stipulated in paragraph 7.6 below which will apply in respect of all of the lessees and users of the Building and will follow up on the performance thereof.

In addition, the Management Company itself and/or through subcontractors shall provide management and maintenance services for the Building including cleaning and lighting of the interior public areas, gardening of the public areas, maintenance, repairs of the electricity, lighting, air-conditioning systems, the elevators and the other systems and facilities serving all of the users of the Building, assembly, use and maintenance of various facilities for the use and benefit of all of the Lessees and/or visitors to the Building, signage, property insurance for the construction of the Building (not including the contents of the leased properties) third party insurances pertaining to the public areas, payment of municipal and governmental taxes applicable to the interior public areas (the "Services").

It is further agreed that the inspection and repairs included in the Services definition above include also, but are not limited to, the renewal and/or replacement of equipment and fixtures according to need, and the Management Company will be entitled, if it shall so choose, to finance them, partially or fully through a fund for renewal and/or replacement of equipment, the funds for which will be collected on an ongoing basis from the various lessees within the maintenance and management expenses.

The Services in whole or in part, according to the discretion of the Management Company will be provided by the Management Company at an appropriate frequency and level suitable for a modern building of the Building's type.

7.2.
The Management Company shall have access to the Leased Property upon prior coordination with the Lessee (except for emergencies), for the performance of any work in the Leased Property for the purpose of providing the Services or any of them, and subject to the work being performed in a manner which will not cause the Lessee interference for the management of the business thereof in the Leased Property more than necessary, and that upon the completion of the work the prior condition will be restored.

7.3.	The Management Company will retain as necessary employees, subcontractors, consultants, accountants, lawyers etc. as it shall deem fit for the purpose of performing its duty.

7.4.	7.4.1
The Lessee undertakes to bear management fees pro rata calculated according to the area of the Leased Property for payment of Rent as shall be determined according to Section 5.2 above together with the other occupants all of the expenses involved in the management and provision of the Services and including VAT (the "Expenses").

7.4.2
In addition to the provisions of Section 7.4.1 and in consideration for the performance of the undertakings of the Management Company and/or the Lessor regarding the management of the Building, the Lessee shall pay the Lessor or the Management Company a management fee in an amount equal to 10% (ten out of a hundred) out of its share in the Expenses (the "Management Fee").

7.4.3
The Management Fee will be added to any bill paid by the Lessee and will be paid thereby simultaneously with the payment of the Expenses and they shall be deemed for all intents and purposes as part of the Expenses and it will be submitted for payment in one account.

7.4.4	The payments will be made throughout the entire Term of the Lease, every three months in advance and lawful VAT will be paid in respect of each payment on the legal date.

7.4.5
The Management Company will attribute, to the extent possible, its expenses to the "Office Building" as distinguished from the "Commercial Center". Expenses which may not be attributed specifically to the Office Building or to the commercial center will be attributed according to a key to be set by the Lessor or the Management Company for the two parts of the Building according to the actual costs within six (6) months from the date of population of the project. Until such determination, the distribution of unattributed expenses will be as follows: 50% to the Office Tower and 50% to the Commercial Center.

For allowing the implementation of the aforesaid principle, the Management Company will keep a ledger system in respect of all of its expenses for performance of the Services. Any expenses which may be specifically attributed to the Office Building or the Commercial Center will be fully attributed to such wing and will be borne by the occupants and/or lessees of the Units in such wing (for example: electricity consumption and water consumption). Expenses which cannot be attributed specifically (such as the employment cost of the maintenance workers who will operate in the context of providing the Services to the entire project) will be charged and attributed to the Office Tower and the Commercial Center according to a key which will be set[)].

The "Office Tower" for the purpose of this Section means – the entire building except for the commercial floors, the exterior plaza and the parking lot.

The "Commercial Center" for the purpose of this Section means – the entire Building except for the Office Tower and the parking lot.

The Office Tower is marked with the letter ___ and the Commercial Center is marked with the letter _ on the floor plan of the entire Building. The floor plan will be placed at the Lessor's offices for the inspection of the lessees and occupants during ordinary working hours and with prior coordination.

7.5.
Prior to the receipt of possession of the Leased Property, the Lessee will transfer as a deposit to the Management Company, the amount of $9 multiplied by the number of square meters included in the area of the Leased Property for the purpose of payment of Rent, linked to the last known index from until the date of the deposit thereof (the "Deposit").

Alternatively, the Lessee will deposit with the Lessor at the same time a bank guarantee in the agreed Deposit amount, valid until 30 days following the expiration of the Term of the Lease or for a shorter period, contingent upon ensuring the extension thereof, 30 days prior to the expiration of the guarantee accordingly, and in any case, the guarantee will be given for a period which is no less than one year.

The Deposit or the amount of the bank guarantee, as applicable, will be increased from time to time by the Lessee within 15 days from the demand by the Management Company occasionally, so that it will cover the Lessee's pro rata share in the maintenance and management expenses for a period of at least 3 months.

The Deposit will be held by the Management Company in accounts and/or securities linked to the US Dollar or to the index, according to its discretion. The Management Company will be entitled to withdraw funds out of the Deposit or out of the bank guarantee any time that it will be entitled to any funds from the Lessee which were not paid on time and in such case, the Lessee will be obligated to immediately supplement the Deposit or the bank guarantee amount at the rate of the funds withdrawn therefrom.

After the expiration of the Term of the Lease, the Deposit or the bank guarantee, as applicable, or the remaining balance thereof, will be returned to the Lessee linked to the index.

7.6.
The Management Company will be entitled but not obligated to set up, from time to time, according to its discretion bylaws and/or procedures and/or provisions pertaining to the use of the Building, including but not limited to any matter related to the arrangements for entrance, exit, security, access, passage for the public and for vehicles, prevention of nuisances and disturbances of different types according to its discretion, the opening and closing times of businesses, operation hours of the lighting and the lighting level in the various leased properties and the store windows, the use of the Parking Lots and the public areas, operation of the air-conditioning systems, the heating and/or cooling in the public areas in the Building and/or the leased properties themselves, operation of audio or music systems in the Building and in the leased properties themselves, signage, posting notices or signs etc.

[Signature]
[stamp]
Ofer Miretzky (Shikun Dan) Ltd.

For avoidance of doubt, the Lessee may use the Leased Property 24 hours a day on business days, holidays and Saturdays except for Yom Kippur.

[signature]
[stamp]
Compugen Ltd.
17 Hamacabim Street
Petach Tikva 49220
Israel

Without derogating from the generality of the aforesaid, the Lessee is aware that there is a prohibition on using the public parking bays in the Building for long term parking purposes for the benefit of the visitors of the Commercial Center. The Management Company will be permitted to lay down procedures and provisions in the matter and to operate for the enforcement of such provisions in any means which it shall deem fit.

The Lessee undertakes that it and anyone on its behalf will meticulously fulfill all of the bylaws and/or the procedures and/or provisions which will be set up by the Management Company as aforesaid, as customary in commercial centers similar in size and character.

Nothing in this Section 7.6 will allow obstruction to the access routes to the Leased Property.

It is agreed that the operation hours of the air-conditioning system will be at least:

On business days from 8:00 to 24:00.

On Fridays and holiday eves from 8:00 to 14:00.

On Saturdays and holidays and any hour deviating from the hours specified above, the use of the air-conditioning system will be deemed as a special service as defined in subsection 7.7 below.

7.7.
The Management Company will be entitled according to its discretion to provide special services to any of the residents of the Building and/or the users thereof, and in such case, such resident or user will be responsible alone for the payment for such Services, if provided. Without derogating from the generality of the aforesaid, the Lessee agrees that if the Services or any part thereof will be effected according to the Lessee's request in hours or days during which the other businesses in the Building or most of them, are not operating, the Management Company will be entitled to charge the Lessee and/or the other lessees – if any – to operate their businesses on hours or dates as aforesaid, to bear on their own the special expenses related to the provisions of the Services on such dates or hours, plus 15% profit.

7.8.
The Management Company will retain workers, subcontractors, consultants, service providers, accountants, lawyers for the purpose of performing its duty, all subject to reasonable discretion and for the purpose of maintaining and managing the building alone. For avoidance of doubt, the Management Company will not retain advertising and/or marketing consultants. The Management Company also undertakes to reduce its expenses to the extent possible and when necessary it will hold tenders for the purpose of receipt of services from subcontractors and/or for the purpose of receipt of insurance offers. The level and scope of the Services which will be provided by the Management Company will be similar to the level of services provided in buildings of the type and character of the project.

7.9.
The execution by the Lessee of this Lease Agreement constitutes a direct undertaking towards the Management Company when such will be appointed or incorporated, insofar as such is related thereto, as well as an undertaking of the Lessee towards the Lessor to fulfill all of its undertakings towards the Management Company whether as specified in this Agreement or as shall be specified in the Management Agreement described below. For so long as the Management Company had not been yet appointed or incorporated the Lessor will stand in its place.

According to the Lessor's request, the Lessee will sign a management agreement with the Management Company in the form which will be prepared by the Management Company and approved by the Lessor and which will reflect in principle the agreements in this Section 7, Section 8 below and the other provisions of this Lease Agreement.

In case of contradiction between the provisions of this Contract and the provisions of the Management Agreement, the provisions of this Contract shall prevail, unless otherwise explicitly stipulated and agreed. It is further agreed that the Lessee will not be subject to further liabilities by virtue of the provisions of the Management Agreement beyond its liabilities pursuant to this Agreement.

7.10.	The Management Company's Books

Ledgers, records, expenses accounts, reports, account and expense collection documents and so forth shall be held and kept at the Management's Company's offices. The Management Company undertakes to keep orderly and separate books of account in respect of all of its expenses and income, including a separate sub-ledger per occupant and for any Unit occupant in the Building.

The Management Company will retain a certified accountant to audit/review its books of account and prepare its balance sheets. The accountant's fee will be deemed as an expense.

The Management Company's books and accounts will be deemed and will be acceptable to the occupant and will serve at any time as conclusive proof pertaining to the payments due from the occupant and/or which were paid by the occupant to the Management Company.

7.11.	Accounts and Inquiries

The occupant is entitled to receive an explanation regarding the expenses of the Services management in the Building and to inspect the books of account referring thereto. The dates for holding the inquiries will be scheduled by the Management Company, according to its discretion, within 14 days. The holder together with the other Unit holders in the Building will establish a representative body for matters of the Building maintenance and provision of the Services therein, and the Management Company will conduct ongoing contacts with the said representative body for optimization and improvement of the Services on the one hand, and saving in the expenses of the Services management on the other.

7.12.
The parties agree that within the context of the Management Agreement the Management Company will agree that according to the demand of at least 75% of the occupants of areas in the Building – the Commercial Center and the Office Building – (which are not affiliated to the Lessor or the individuals thereof) the Lessor will replace the Management Company within 6 months from the date of such demand and will appoint instead another management company or will provide the management services itself. This provision will also apply to the management company which will be appointed (if any) according to this subsection or the Lessor itself will provide the management services and so on and so forth.

8.	Parking Lots

There will be a parking lot in the Building which will not be part of the common property. The Lessor undertakes to ensure that the Building will include roofed parking spaces in several parking places as required by the competent authorities for the operation of the businesses in the Building (the "Parking Lots").

The Lessor will be entitled according to its absolute discretion from time to time to operate the Parking Lots by the Lessor and/or the Management Company and/or an external operator as paid parking lots, to lease them to subcontractors for operation as parking lots for payment and/or to operate them and maintain them by the Management Company and part of the Services as defined in Paragraph 7.1 above, that too for payment or for no payment, and/or to determine in the Parking Lots arrangements for use, operation, parking, entrance and exit, and to change all of those from time to time, in a manner according to its discretion as aforesaid.

The Lessee is entitled to order by a written notice within three months from the date of handing over possession in the Leased Property up to 30 specific marked parking spaces in one cluster in the building's parking lot, at a price of $90 plus VAT for each parking space per month. The conditions which will apply to the visitors of the Parking Lot and the subscribers thereof will apply equally to the Lessee, except for the payment issue. The option for parking in the parking lot will be provided simultaneously with the handing over of possession in the Leased Property.

The consideration for such parking spaces will be paid as aforesaid and according to the rules stipulated in Subsections 5.1, 5.3 and 5.6 above, mutatis mutandis.

9.	Liability, Indemnification and Insurance

The Lessee and only it, will be responsible for any damage to body and/or property which will be caused and to any wrong which will occur at the Leased Property – all in respect of the holding of the Leased Property and/or the use which will be carried out therein, all subject to the damage not having occurred maliciously and/or intentionally and/or negligently by the Lessor and/or the Management Company and/or anyone on their behalf.

The Lessee releases the Lessor from any liability for damage to the assets placed in the Leased Property (its own assets or those of others – including a car brought into the Building's parking lot) and also to any indirect or consequential damage (loss of profits, loss of goodwill etc.) if such is caused during the Term of the Lease – whatever the reason causing such is, subject to the damage not having occurred due to a malicious act or intentionally and/or negligently by the Lessor and/or the Management Company and/or anyone on their behalf.

The Lessor will not bear any liability for bodily harm to the Lessee itself, the Lessee's employees, clients, visitors, invitees or any other person who arrived at the Building by the Lessee's order or for any purpose related to the Lessee, the business and/or the Leased Property and which will be caused in the Leased Property, the passage thereto or therefrom or in the Building or in its close vicinity, during the Term of the Lease except for cases in which the Lessor caused the damage maliciously and/or intentionally and/or negligently.

The Lessee will indemnify the Lessor and/or the Management Company for any damage and/or claim and/or charge which the Lessor and/or the Management Company will require the payment of in respect of damage originating in a negligent act of the Lessee which will occur in the Leased Property and/or in respect of and/or deriving from the holding of the Leased Property and/or in respect of the use which will be done therein and which the Lessee is responsible for as aforesaid, all immediately upon the receipt of the Lessor's first demand in writing.

The Lessee's duty to indemnify the Lessor and/or the Management Company as aforesaid, is contingent upon the Lessor and/or the Management Company allowing the Lessee to defend against the claim and/or demand as aforesaid, and in any case, the Lessee will not indemnify the Lessor and/or the Management Company in an amount exceeding the amount which it was charged to pay for damage under the liability of the Lessee according to this Agreement.

Without derogating from the provisions of Section 9 above, the provisions of the liability and indemnification insurance are included in Annex C attached herein which constitutes an integral part hereof.

10.	Upkeep and Management of the Leased Property

10.1.	The Lessee alone will be responsible to obtain and keep in effect the licenses required according to any law for use of the Leased Property.

The Lessor is aware that the Lessee intends to install sensitive electronic equipment in the Leased Property.

10.2.
The Lessee will manage the business thereof according to the provisions of any law which applies to the matter and without causing any nuisance including, but not limited to noise, odors, pollution etc. and not to bother the occupants of the other businesses and offices and the surroundings and not to interfere their peace and quiet.

10.3.
The Lessee will conduct its business in the Leased Property while adhering to all of the procedures and provisions which will be laid down by the Management Company by virtue of its authority as specified in Section 7 above including all of its subparagraphs.

10.4.
The Lessor as the developer who constructed the Building is responsible for repairing any defects which will be discovered in the Leased Property and which derive, inter alia, from defective construction or use of defected materials. The Lessor is responsible and undertakes to repair in the Leased Property or the Building anything which precludes or limits the reasonable use and enjoyment in the Leased Property as soon as possible. The Lessee undertakes to keep the Leased Property throughout the entire Term of the Lease in good and proper order. Should the Lessee not do so, the Lessor and/or the Management Company will be entitled to enter the Leased Property and to do so in its place and on its account, without derogating from the Lessor's right to any other remedy.

The Lessee will return possession in the Leased Property to the Lessor upon the expiration of the Term of the Lease or upon the shortening thereof due to the termination of this Lease Agreement, in the same condition which it had received it and subject to reasonable wear and tear. Until the vacation of the Leased Property the Lessee will remove from the Leased Property, on its account, any object and any addition or permanent facility installed by it and will restore the prior condition, unless the Lessor had explicitly agreed in writing to the leaving of any of them in the Leased Property, in which case they shall become its property for no consideration.

10.5.
The Lessor and/or the Management Company will be entitled, if they so desire, to enter the Leased Property from time to time, on reasonable dates and with prior coordination, for examining the fulfillment of the provisions of this Lease Agreement and/or for performance of work and repair.

10.6.
The Lessee will not be entitled to carry out any changes and/or additions in the Leased Property without the prior written consent of the Lessor, and according to the conditions of such consent if granted, all according to the Lessor's absolute discretion, and provided that such consent will not be withheld other than on pertinent grounds. Notwithstanding the aforesaid, the Lessee may perform internal changes in the Leased Property, without receiving the Lessor's consent and subject to no change being carried out to the Building's common infrastructures. In such case Subsections 4.4.2, 4.4.3, 4.4.5 shall apply mutatis mutandis.

10.7.
The Lessee will not put up signs or notices on the exterior walls of the Leased Property or the Building without the prior written approval of the Lessor and/or the Management Company and payment of signage taxes according to law.

11.	Endorsement of Rights

11.1.
The Lessee will not transfer the Leased Property or any part thereof to another, will not hand over possession to another therein or in any part thereof and will not permit therein or in any part thereof use for another for consideration or for no consideration, and will not pledge nor mortgage any right of the rights thereof pursuant to this Lease Agreement, unless received the Lessor's explicit prior written consent.

11.2.
The Lessee will not lease the Leased Property or any part thereof through sub-lease unless received the Lessor's explicit prior written consent. The Lessor will not refuse to the sub-leasing of the Leased Property other than on reasonable pertinent grounds.

In case that the Lessee will sub-lease the Leased Property as aforesaid, its priority right granted thereto in Section 15 below and its right to extent the Term of the Lease granted thereto in Section 4 above will be automatically and immediately revoked.

11.2.1.
In any case the sub-lessee will make use of the area of the Leased Property in whole or in part for a purpose suitable for the nature and the level of the Building as a high level office building. Also, it is agreed that all of the Lessee's undertakings pursuant to this Contract towards the Lessor and the Management Company will not be prejudiced.

11.2.2.	In case of termination of this Lease Contract the sub-lessee's right will expire and it will have no claim or right towards the Lessor.

11.2.3.	The sub-lessee will undertake to fulfill all of the provisions and procedures binding all of the occupants of areas in the Building including all of the instructions of the Management Company.

11.2.4.	The Lessee undertakes to include such provisions in the lease agreement made thereby with the sub-lessee.

11.3.
The Lessor hereby grants its prior consent that the Lessee will be entitled, if it wishes to, transfer and/or assign and/or lease the Leased Property to a subsidiary and/or to a associated company and/or to an affiliated company of the Lessee (as such are defined in the Securities Law, 5728-1968) under the condition that throughout the entire Term of the Lease such companies shall remain subsidiaries, associated or affiliated companies of the Lessee and under the condition that all of the undertakings of the Lessee towards the Lessor and the Management Company according to this Agreement will not be prejudiced.

11.4.
The Lessor will be entitled to transfer and/or endorse and/or pledge and/or mortgage in whole or in part its rights in the Building and/or the Leased Property and/or any part thereof and/or its rights pursuant to this Agreement, in whole or in part, provided that the Lessee's rights will not be prejudiced. The Lessee undertakes to cooperate and sign any document required, if any, by the Lessor for approval and/or performance of the aforesaid.

11.4.1.
Without derogating from the aforesaid, the Lessee will sign upon the execution of this Agreement, an assignment of the Lessor's rights to the financing bank of the project construction in the form attached hereto as Annex E. If and to the extent that the Lessor will choose to change or replace the financial entity for financing the project, the Lessee undertakes to sign the documents required for such assignment of rights.

12.	Remedies and Relief

12.1.
Should a party to this Lease Agreement breach any of its provisions, the injured party will be entitled to all of the remedies stipulated in the Contracts Law (Remedies for Breach of Agreement), 5731-1970; without derogating from the provisions of this Agreement or the provisions of any law.

12.2.	Cancelled.

12.3.	Any breach of any provision of the provisions specified below of the Agreement will be deemed as fundamental breach thereof:

12.3.1.	Any breach of the provisions of paragraph[s] 3.1 and Sections 11, 14 of this Agreement.

12.3.2.
Delay in any payment which the Lessee is obligated to pay according to the provisions of Sections 5, 6 (including their subparagraphs), and paragraphs 7.4, 7.5, 7.7 of this Agreement for a period exceeding 21 days in respect of any delay and/or over 3 accrued delays of any payments which the Lessee must perform towards the Lessor and/or the Management Company as aforesaid, throughout another year of lease.

12.3.3.
Breach of material provisions which the Management Company shall determine five times or more during one year of lease, and in case of a continued breach – its continuation for 7 consecutive days or more.

12.3.4.	Any other breach which had not been remedied within 30 days from the date on which the Lessor required the Lessee in writing to remedy such breach.

12.4.
The Lessor will be entitled to terminate this Lease Agreement and to demand that the Lessee immediately vacate the Leased Property (the "Demand to Vacate") and return the possession therein to its hands under the terms stipulated in Paragraph 10.4 above in any of the following cases:

12.4.1.	The Lessee fundamentally breached this Lease Agreement.

12.4.2.	The Lessee breached any breach of the provisions of this Lease Agreement and did not remedy the breach within 30 days from the date on which required.

12.4.3.
A petition had been filed to a competent court for the dissolution of the Lessee or any of its individuals, as applicable, or declare it as bankrupt, appoint a trustee, liquidator, temporary liquidator, preliminary liquidator, receiver for a material part of its assets and/or the imposition of an attachment on a material part of its assets and an order had been granted according to the petition and such order was not cancelled within 90 days from the date of filing the petition to the court and/or if the Lessee had filed a petition for its dissolution or declaration as bankrupt and/or for the making of a creditors' arrangement.

The Lessee shall be entitled, in coordination with the Lessor, to enter the Leased Property for the purpose of orderly vacation thereof, within 14 days from the date of receipt of the Demand to Vacate.

If a due termination notice had been given, the following provisions shall apply:

12.4.4.	Cancelled.

12.4.5.	Cancelled.

12.4.6.
The Lessee will have no right to object in any manner and/or to try to delay or prevent the engagement between the Lessor and any other lessee and/or to try and prevent or delay performance of the leasing of the Leased Property to any alternative lessee. All of the aforesaid will apply both in the relations between the Lessor and the Lessee and the relations between the Lessee and the alternative lessee and will be deemed inter alia as contractual provisions for the benefit of a third party.

12.4.7.
In case that the Lessor will provide the Lessee with a notice of termination of this Contract and the Lessee will dispute such notice and require the decision of the Arbitrator as such is defined in Section 16 below, the parties shall act according to the judgment of the Arbitrator, which will be issued no later than the expiration of 30 days from the date on which any of the parties had applied to him. The other provisions of Section 16 below will apply mutatis mutandis to such arbitration.

12.5.	Any delinquency in payment by any party will bear arrears interest at the rate charged by Bank Hapoalim Ltd. for an overdraft at such time in respect of the delinquency period.

12.6.
In the event that the Lessee shall fail to timely make any payment that it is required to make to the Lessor or the Management Company and the Lessor shall have sent the Lessee a notice of termination, the Lessor will be entitled, by a written warning of 60 (sixty) days in advance to the Lessee, which shall not be sent before the date on which the breach became a fundamental breach, and without derogating from its right to any other remedy, to immediately stop supplying to the Lessee and/or to the Leased Property and/or to instruct the Management Company, which shall be obligated to comply with such instruction, to stop supplying to the Lessee and/or to the Leased Property, electricity, water, air-conditioning or any other services, at its discretion, and the Lessee shall entertain no claim or suit in connection therewith.

12.7.
For each day of delay in the vacation of the Leased Property under the conditions set forth in Section 10.4 above upon expiration of the Term of the Lease and/or upon termination of this Agreement, the Lessee will pay the Lessor liquidated damages, an amount equal to the rent due to the Lessor for the last lease month, divided by 15, all subject to the linkage provisions in this lease agreement.

The Parties represent that the said amount constitutes appropriate compensation for the damage that the Parties deem as a likely consequence of a delay in vacation of the Leased Property as aforesaid, all without derogating from the Lessor's right to any other remedy and/or to compensation in a higher amount.

12.8.
In any case of failure to timely vacate the Leased Property by the Lessee upon expiration of the Term of the Lease or upon termination of this lease agreement, the Lessor will be entitled, without derogating from its right to any other remedy, and after written warning of 30 (thirty) days is given:

12.8.1.
To immediately stop supplying to the Lessee and/or to the Leased Property and/or to instruct the Management Company, which shall be obligated to comply with such instruction, to stop supplying to the Lessee and/or to the Leased Property, electricity, water, air-conditioning or any other services, at its discretion, and the Lessee shall entertain no claim or suit in connection therewith.

12.8.2.
To enter the Leased Property, itself and/or through others, and use, for such purpose, reasonable force and to vacate the Leased Property of any and all objects or chattels that shall be located therein and to change the locks or prevent access thereto by the Lessee or anyone on its behalf in any manner that it shall deem fit.

In any case of failure to timely vacate the Leased Property as aforesaid by the Lessee, the Lessee or anyone on its behalf shall be deemed as "new trespassers" on the Leased Property, and it shall entertain no claim or suit against the Lessor or anyone on its behalf in respect of the damage caused thereto or to its chattels as a result of such action.

The Lessee will be liable for payment to the Lessor of any and all expenses that shall be incurred by the Lessor or anyone on its behalf in such actions.

12.9.
No waiting or refrainment from exercising any right of the Lessor and/or the Management Company under this lease agreement shall be deemed in any way and under any circumstances as a "waiver" or as grounds for a claim of estoppel against them on the part of the Lessee.

12.10.
The Lessee will be entitled to terminate this contract by written notice in the event that the Lessor and/or the Management Company shall commit a fundamental breach of the provisions of this contract. "Fundamental breach" for purposes of this subsection means: any breach by the Lessor and/or the Management Company which shall deny the Lessee reasonable use and/or enjoyment of the Leased Property and/or the access routes to the Leased Property and which is not remedied within 30 days from the date on which it was required by the Lessee in writing to be remedied, or in the event that as a result of a negligent omission or act of the Lessor, the Lessee shall be denied use of the air-conditioning system in the Leased Property or the Leased Property shall be disconnected from the electricity system for 20 cumulative days during one lease year. [Text in italics added in handwriting and signed by the parties] The Lessor is aware that in order to operate the business, the Lessee requires a stable electricity system. Failure to fulfill this condition will prevent the operation of the business and will constitute a fundamental breach of the agreement on the part of the Lessor.

13.	Absence of Tenant Protection Rights

13.1.
It is explicitly represented that the Leased Property will be located in a building whose construction was completed after August 20, 1968, and that this lease is made under the explicit condition that the tenant protection laws shall not apply to the lease. The Lessee represents that it has neither paid nor will pay the Lessor key money or any other consideration that is not rent, and neither the Lessee nor anyone acting on its behalf will be a protected tenant in the Leased Property pursuant to law, and it will be barred from raising any claims or suits in connection with its being a protected tenant or that it has in the Leased Property more rights than as explicitly conferred thereon in this Agreement.

13.2.
The Lessee represents that any and all investments that shall be made thereby in the Leased Property, including equipment and fixtures, shall be made for its needs only and it will be barred from claiming that such investments constitute key money or a substitute for key money or a payment pursuant to Section 82 of the Tenant Protection Law (Consolidated Version), 5732-1972, or any payment which grants it any rights in the Leased Property and it will be barred from demanding of the Lessor a full or partial contribution or reimbursement in respect of the said investments.

14.	Securities

14.1.
As security for fulfillment of all of its undertakings under this lease agreement, the Lessee shall provide Caspi & Co. (the "Trustee"), within 7 days from the date of execution of this Agreement, with an unconditional bank guarantee, endorsable to the financial body financing the project or to whomever shall purchase only the Leased Property from the Lessor, made out in favor of the Lessor as payee, exercisable in installments, duly stamped at the Lessee's expense, in the language attached hereto as Annex F, valid until 90 days after the end of the Term of the Lease and in the sum of NIS 110,000, the sum of the guarantee being linked to the index from the base index until the index known on the payment date.

14.2.
In addition, before and as a condition to its entry into the Leased Property for the purpose of performance of the interior work, as specified in Section 4.4 above or 2.3.1 above, whichever is earlier, the Lessee shall provide the Trustee with an additional unconditional bank guarantee, endorsable to the financial body financing the project or to whomever shall purchase only the Leased Property from the Lessor, made out in favor of the Lessor as payee, exercisable in installments, duly stamped at the Lessee's expense, in the language attached hereto as Annex G, valid until 90 days after the end of the Term of the Lease and in the sum of NIS 110,000, the sum of the guarantee being linked to the index from the base index until the index known on the payment date.

14.3.
In the event that this Agreement confers on the Lessee a right to extend the Term of the Lease and the Lessee exercises its said right, the Lessee shall provide the Trustee, together with its notice of the exercise of its right and as a precondition to the validity of its notice, with one bank guarantee in lieu of the two guarantees as specified above, valid until 90 days after the end of the term of the lease as it requests to extend the same in its notice.

14.4.	The Lessee will bear any and all expenses of the bank guarantees, including the guarantor's bank fee.

14.5.
The aforesaid notwithstanding, it is agreed that the Lessee will be entitled to provide the Trustee with a bank guarantee for a shorter period of time, provided that the Lessee shall ensure to extend the validity of the guarantee from time to time, at least twenty-one (21) days before the expected date of expiration thereof.

14.6.
If the Lessee shall not have provided the Trustee with a substitute bank guarantee on the said date, the same shall be deemed as a fundamental breach of the Agreement and the provisions of Subsection 14.7 shall apply, mutatis mutandis.

14.7.	The Trustee shall release the bank guarantees deposited therewith to the Lessor upon fulfillment of the following conditions:

14.7.1.
An affidavit of the manager of the Lessor or anyone on its behalf shall have been delivered thereto, whereby the Lessee has committed a fundamental breach of this contract, with a specification of the circumstances of the breach and the date on which it was committed.

14.7.2.	The Trustee shall have given the Lessee written notice of receipt of the affidavit thereby and of its intention to deliver the bank guarantees to the Lessor within 5 business days.

14.7.3.	The Trustee shall not have been provided with any judicial order not to do so.

The Lessee's signing of this contract shall be deemed as the giving of irrevocable instructions to the Trustee to act as aforesaid. It is further agreed that the Trustee will not be liable for any damage that shall be caused to the Lessee as a result of the exercise of the bank guarantees unless it shall have acted in bad faith when delivering the guarantees to the Lessor.

14.8.
Once the bank guarantees are delivered to the Lessor by the Trustee, the Lessor will be entitled, at its discretion, to exercise the guarantee/s in any case of a breach of this lease agreement by the Lessee or in any case in which the Lessor shall be due any money from the Lessee which shall not have been timely paid, and in any event the bank guarantee will not be exercised for an amount exceeding the amount of the damage caused to the Lessor.

15.	Right of Priority

In the event that the Lessor shall build on the balcony attached to the Leased Property and/or on the roof of the Leased Property (on an area which is not built-up on the date of execution of this contract) during the "Term of the Lease" and the Lessor shall decide to lease the same to a third party (the "New Area"), the Lessee will have a right of priority to lease the New Area, all as specified and stipulated below:

15.1.
The Lessor shall give the Lessee written notice of its intention to lease the New Area. The Lessor's notice shall specify the size of the New Area, its location and the date of commencement of the lease (subject to the provisions of Subsections 15.4-15.6 below) (the "Lessor's Notice").

15.2.
In the event that the Lessee shall be interested in leasing the New Area as aforesaid, it shall be required to give unconditional and unqualified notice to the Lessor, within 10 (ten) business days from the date of receipt of the Lessor's Notice (the "Waiting Period"), that it is interested in leasing the New Area under the conditions stated in the Lessor's Notice (the "Acceptance Notice"). If an Acceptance Notice is sent within the Waiting Period, the Lessor and the Lessee will sign an addendum to the lease agreement in language that shall be drafted based on this contract, with the required changes as specified in the Lessor's Notice (the "Addendum to the Lease Agreement").

15.3.
If the Lessee does not send the Acceptance Notice within the Waiting Period, then the Lessor will be free to engage with any entity that it shall deem fit, at any price and for any period that it shall deem fit.

15.4.	The rent that shall be specified in the Lessor's Notice will be as the rent according to this Agreement.

15.5.
The term of the lease shall begin on the date of commencement of the lease as stated in the Lessor's Notice until the end of the term of the lease stated in this Agreement, and the provisions of Subsection 4.2 above shall apply thereto, and in any event shall be no less than two years.

15.6.
Fit-out of the New Area – the vacated area shall be handed over to the Lessee according to the standard specification of the Lessor, and the provisions of Section 2.4 above shall apply mutatis mutandis.

15.7.
Securities – the Lessee shall give the Lessor another bank guarantee to which the provisions of Section 14 above shall apply, in such amount as shall be determined according to the size of the New Area relative to the area of the Leased Property.

15.8.
For the avoidance of doubt, it is hereby clarified that the right of priority shall bind the Lessor insofar as the area is new and it has the legal right and capacity to lease it and/or cause it to be leased.

15.9.
"Third party" for purposes of this section means – any person or corporation with the exception of an interested party of the Lessor individuals, immediate relatives of an interested party of the Lessor individuals, a subsidiary and/or an associated and/or sister company of one of the Lessor individuals on the relevant date.

15.10.	All of the provisions of this contract will apply to the New Area, mutatis mutandis.

15.11.
The Lessee undertakes not to register any of its rights under this Agreement, and in particular its rights under this Section 15, with the Land Registrar. It is further agreed that an action contrary to this Section 15.11 will constitute a fundamental breach of this Agreement on the part of the Lessee. This provision is a main provision of this Agreement.

16.	Arbitration

In the event that disputes and/or disagreements shall arise between the Parties on any matter pertaining to the execution and/or validity and/or breach and/or performance and/or interpretation of this Agreement, the Parties shall refer the disputes and/or disagreements to an arbitrator, whose identity shall be determined by consent between the Parties, and in the absence of consent, the arbitrator will be appointed within (5) five days by the chairman of the Israel Bar Association, according to an application of one of the Parties after a written warning of three days in advance shall have been given to the other party (the "Arbitrator").

16.1.	The Arbitrator will act as a single arbitrator and his decision will be final.

16.2.
The provisions of this Section 15 will be deemed as an arbitration agreement between the Parties and the provisions of the Schedule to the Arbitration Law, 5728-1968 will apply to the arbitration contemplated in this Agreement as well as to the Arbitrator.

16.3.
It is agreed that the Arbitrator's authority will be explicitly subject to all of the provisions of this Agreement, including the annexes hereto, and that the Arbitrator will be entitled to issue interim orders and other provisional remedies, and he will be bound by and subject to the substantive law, but not the laws of evidence and procedure.

16.4.
The Arbitrator will have no authority to hear, whether directly or by any way of contestation or appeal, matters which, according to the provisions of this Agreement, are to be decided by the other Engineer or an expert (as defined in Section 2.14 above).

16.5.
Neither an application to the Arbitrator nor the conduct of arbitration proceedings shall delay and/or postpone and/or exempt any of the Parties from performing any of its undertakings by virtue of the provisions of this Agreement, including an undertaking to make any payment, so long as the Term of the Lease continues.

16.6.
All of the provisions of this Section 15 notwithstanding, the Lessor is entitled to sue the Lessee at the competent court in Tel Aviv-Jaffa in respect of the eviction or removal of the Lessee from the Leased Property upon expiration of the Term of the Lease and/or upon termination or expiration of this Agreement, provided that no application shall have been made for the appointment of an arbitrator.

17.	Miscellaneous

17.1.
The Lessor undertakes to allocate and hand over to the Lessee, at its request and throughout the Term of the Lease, an area of approx. 100 sqm on the basement floor in the Building which the Lessee shall use as a storeroom. The location of the area will be chosen at the Lessor's sole discretion. The Lessor, at the Lessee's request, will divide the said area into four storerooms. Each storeroom as aforesaid will have a separate entrance, an electricity socket and one light socket. The Lessee will bear any and all current expenses in respect of the maintenance and operation of the area allocated. For the avoidance of doubt, the Lessee will not be charged with payment to the Lessor and/or the Management Company of management fees in respect of the area of the storerooms. The current expenses in respect of the use of the storerooms will be determined in accordance with the area of the storerooms that shall be allocated to the Lessee versus the area of all of the storerooms on the basement floor of the Building. It is hereby agreed that the Lessee will pay the Lessor, for the area of the storerooms, an amount in NIS equal to $8 per sqm of the area of the storerooms. The area of the storerooms for purposes of this section means: the area of the shell of the storerooms including exterior walls and with nothing added for common areas.

The provisions of Sections 5.1 and 5.2 of this contract will apply to the usage fees for the storerooms, mutatis mutandis. For the avoidance of any doubt, the storerooms will be used by the Lessee throughout the Term of the Lease, as defined in Section 4 above.

17.2.
This Agreement fully reflects all of the agreements between the Parties and supersedes any negotiations, MOU, representation or document which preceded the execution hereof. No modification of the provisions of this Agreement will be valid and binding unless drawn up in writing and duly signed by both Parties.

17.3.	The Parties will bear the expenses of stamping this Agreement in equal shares, and each party will bear its attorney's fees.

17.4.	Debts that the Parties to this Agreement owe to one another and/or that the Lessee and the Management Company owe to one another may be offset by prior written consent only.

17.5.	The section headings in this Agreement are for convenience purposes only and will serve as no reference or aid for the interpretation and/or construction of this Agreement.

17.6.
For the avoidance of doubt, it is clarified that use of the definition "Building" in this Agreement is made for convenience purposes only. The Lessor will be entitled to determine the name of the Building in which the Leased Property is located, as it shall deem fit and/or to change the same from time to time, all at its absolute discretion.

17.7.	No modification of and/or waiver of and/or deviation from the provisions of this Agreement will be valid unless made in writing and signed by the Parties to the Agreement.

17.8.
Consent on behalf of one of the Parties to a deviation from the terms and conditions of this Agreement in a specific case will not constitute a precedent, nor will an analogy be drawn therefrom to any other case. In the event that a party shall not have exercised a right conferred thereon by this Agreement in a specific case, the same shall not be deemed as a waiver of such right in the same case and/or in another similar or dissimilar case, and no waiver of any right of such party shall be inferred therefrom.

17.9.	No analogy shall be drawn from a waiver made in one case to another case.

17.10.
This Agreement does not create a partnership and/or agency relationship between the Parties nor does it confer rights on any third party who is not mentioned in the Agreement, and the Agreement does not derogate from or prejudice any obligation or undertaking of any third party.

17.11.
The Parties' addresses for the purpose of giving notices will be as stated at the top of the Agreement. Any notice according to this contract shall be sent by one party to the other by registered mail and/or by hand delivery. Any notice that shall be sent by registered mail shall be deemed as having reached the addressee and its knowledge within 5 days from dispatch thereof, and in the case of hand delivery, within 12 hours from delivery. From the date of handing over of possession of the Leased Property to the Lessee, the Lessee's address will be the address of the Leased Property.

In witness whereof, the Parties have hereto set their hands:

[signature + stamp]	[signature + stamp]
The Lessor	The Lessee

2002 Addendum to the Lease Agreement
Made signed in Tel Aviv on 16 of December 2002

Between:
Migdal Insurance Company Ltd.
Hamagen Insurance Company Ltd.
From 26 Saadia Gaon St., Tel Aviv
(hereinafter – the “Lessor”)

On the first part

And between:
Compugen Ltd.
51-177963-9
From 72 Pinhas Rosen St., Tel Aviv
(hereinafter – the “Lessee”)

On the second part

Whereas
On April 21, 1998, a lease agreement was signed between the previous owners of the land (hereinafter – “Previous Owners”) and the Lessee, which was endorsed to the Lessor on January 10, 2000 as well as addendums to the agreement (hereinafter – “Basic Lease Agreement”); and

Whereas	Warehouses were made available to the Lessee in accordance with the letter dated July 28, 98; and

Whereas
The have agreed, that the Lessee shall return the warehouse areas made available to it and in their stead shall receive another warehouse – all in accordance with the conditions and arrangement as set forth hereunder in this Addendum;

Therefore it has been declared, stipulated and agreed between the parties as follows:-

1.	The preamble of this Addendum constitutes an integral part thereof.

2.
The warehouses subject of the letter dated July 28, 1998, shall be returned to the Lessor no later than December 31, 2002, and as of such date the Lessee shall receive a warehouse with an area of 146m2 according to the blueprint attached hereto as Appendix A of this Addendum that is located on level -2 of the building basement. The parties shall coordinate between them clearing out of the warehouses and transfer of their contents to the new warehouse as set forth above.

3.
In consideration for the warehouse the Lessee shall pay to the Lessor monthly rent in the amount in NIS equal to NIS 3094.34 + VAT (hereinafter: “Use Fee”), linked to the base index of June 1998 (156.5 points). The Use Fee shall be paid on dates and according to the same arrangements whereby rent is paid as set forth in the Basic Lease Agreement. The Lessee shall not be required to pay management fees for the warehouse however it shall bear all ongoing expenses for maintenance and operation of the warehouse such as, municipal tax, water and electricity.

4.
The Lessee undertakes to pay its proportional part in the municipal tax the water and the electricity bills, while its proportional part shall be calculated according to the area of the warehouse compared with the area of the other warehouses on the floor. The bills shall be paid within 7 days of demand.

5.	The lease period of the warehouse shall be until the end of the lease period as set forth in the Basic Lease Agreement.

6.
The warehouse shall be deemed an integral part of the Leased Property subject of the Basic Lease Agreement, and all conditions that apply to the Leased Property shall apply mutatis mutandis also to the warehouse as set forth in this Addendum. Any place in the Basic Lease Agreement referring to the Leased Property shall include the warehouse subject of this Addendum.

In witness the parties have signed

[signature + stamp] The Lessor	[signature + stamp] The Lessee

A 2003 ADDENDUM TO A LEASE CONTRACT

Which was made and signed in Tel-Aviv on the 5th day of March 2003

BETWEEN:

MIGDAL INSURANCE COMPANY LTD
HAMAGEN INSURANCE COMPANY LTD
of 26 Sa'adia Gaon Street, Tel Aviv
(hereinafter: "the Lessor")

of the first part

AND:

COMPUGEN LTD
51-177963-9
of 72 Pinchas Rosen Street, Tel-Aviv
(hereinafter: "the Lessee")

of the second part

WHEREAS
On April 21, 1998 a Lease Contract was signed between the previous owners of the land (hereinafter - ''the Previous Owners'') and the Lessee, as amended on April 4, 2000 and again on December 16, 2002, and which was assigned by the previous owners to the Lessor on January 10, 2000 (hereinafter- ''the Basic Lease Contract'');

AND WHEREAS	The parties wish to introduce changes into the Basic Lease Contract all as detailed hereunder in this Addendum;

IT HAS THEREFORE BEEN DECLARED, STIPULATED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	The preamble to this Addendum constitutes an integral part of it.

2.	The Lease Period

The lease period under the Basic Lease Contract is extended and will terminate on December 31, 2006, this instead of the additional lease period specified in the Basic Lease Contract (hereinafter- ''the New Lease Period'') and the Lessee will not be entitled to terminate the New Lease Period prior to its expiration as aforesaid.

3.	The Leased Property

3.1
The Leased property, under the Basic Lease Contract, covers an area of 1428.78 square meters on the first floor of the building  and an area of 354.45 square meters on the third floor of the building (hereinafter- ''the Basic Leased Property''). In addition there is available at the disposal and for the exclusive use of the Lessee, the storerooms covering an area of 146 square meters as detailed in the Addendum to the Basic Lease Contract dated December 16, 2002 (hereinafter- ''the Storerooms''). The Lessee undertakes to lease from the Lessor and the Lessor undertakes to lease to the Lessee, the Basic Leased Property and the storerooms, for the whole of the New Lease Period.

3.2
In addition, the Lessee undertakes to lease direct from the Lessor  and the Lessor undertakes to lease direct to the Lessee on the terms and conditions set out in the Basic Lease Contract, commencing from February 1, 2004, the area that the Lessee is currently leasing on a sub-lease from Ex Libris Ltd. (hereinafter - ''Ex Libris") (under a lease contract signed between the Lessee and Ex Libris), all in accordance with the plan attached to this Addendum as Appendix 1 (hereinafter - ''the Ex Libris Area'').

The Ex Libris Area for the purpose of payment of the rent, the management fees and for any other purpose shall be calculated as an area of 540.32 square meters. The Ex Libris Area shall be deemed to have been delivered to the Lessee AS IS on February 1, 2004.

3.3
Commencing from February 1, 2004, wherever in this Addendum and/or in the Basic Lease Contract reference is made to ''the Leased Property'' it shall also include the Ex Libris Area and all provisions of the Basic Lease Contract including this Addendum shall apply, mutatis mutandis, also to the Ex Libris Area, as if the Ex Libris Area had been leased to the Lessee by the Lessor from the beginning. In light of the contents of this section, commencing from February 1, 2004, the Leased Property Area for the purposes of payment of the rent and management fees and for any other purpose shall be 2,323.55 square meters (excluding the area of the storerooms).

4.	The Rent

4.1
The monthly rent for the Leased Property shall be a sum in NIS equivalent to NIS 61.97 per square meter of the area of the Leased Property and linked to the index as detailed hereunder, and with the addition of VAT. Commencing from February 1, 2004, the area of the Leased Property shall also include, in addition to the area of the Basic Leased Property, the Ex Libris Area as stated in this Addendum and commencing from the said date the monthly rent shall also be paid in respect of the Ex Libris Area as provided in this section. For the removal of doubt, the rent in respect of the area of the storerooms shall be as detailed in the Addendum of December 16, 2002, namely NIS 3,094.34 per month.

4.2
The aforementioned rent shall be linked to the Consumer Prices Index with the base index being that of December 2002, and this instead of the index as provided in Section 5 of the Basic Lease Contract.

5.	Guarantees

5.1
On January 31, 2004 the Lessee undertakes to furnish the Lessor, as a fundamental term of this Addendum, with a further unconditional bank guarantee of an amount equivalent to NIS 118,525 (with this amount being linked to the index as stated above in Section 4.2) instead of the bank guarantee furnished to the Lessor by Ex Libris, which shall be returned to Ex Libris as against the furnishing of the said guarantee.

5.2
The Lessee shall also furnish to the Lessor confirmation of the existence of the insurance policies in reference to the Ex Libris Area pursuant to the insurance certificates attached to the Basic Lease Contract.

5.3
The Lessee may, furnish the Lessor on the dates specified above in Section 5.1, with a total single guarantee for all the area of the Leased Property which includes the area of the Basic Leased Property and the Ex Libris Area, and this instead of all the guarantees that have been provided and are to be provided in the future by the Lessee in respect of the area of the Leased Property. The Lessor shall return all the guarantees to the Lessee that are in its possession on the date of delivery of the total single guarantee as stated in this section, including the guarantee required in respect of the Ex Libris Area. The guarantees provided under the Basic Lease Contract  and also under this Addendum shall be security for the due performance of all the Lessee's obligations under the Basic Lease Contract.

6.	Lessee's Right to lease other areas in the building

6.1
The Lessee is granted a preemptive right to lease from the Lessor during the lease period as stated in this Addendum, areas in the building that become vacant in the future as provided hereunder in this section (hereinafter- ''right of preemption'').

6.2
The Lessor shall notify the Lessee in writing of any area that becomes vacant in the building and shall state in the said notification the date on which the leased property is being vacated and the size of  its area and location (hereinafter - ''the vacated area'') and the Lessee undertakes to notify the Lessor in writing within 21 days of receipt of the Lessor's notice whether he wishes to lease the vacated area.

6.3
Where the Lessee has not given notice to the Lessor by the expiration of the period stated above in Section 6.2 and/or the Lessee has notified the Lessor that he is not interested in the vacated area, the Lessee's said right of preemption shall lapse and the Lessor shall be entitled to and be free to lease the vacated area to any third party and the Lessee shall have no claim or argument against the Lessor.

6.4
Where the Lessee has given notice to the Lessor of his wish to lease the vacated area, the terms and conditions of the Basic Lease Contract shall apply to the vacated area, and the following conditions shall also apply:

6.4.1	The Lessee undertakes to accept the vacated area on such date as shall be specified in the Lessor's notice as provided above in Section 6.1 (hereinafter - ''the delivery date'').

6.4.2	The vacated area shall be delivered to the Lessee on the delivery date in its condition AS IS without the Lessor carrying out any alterations or renovations.

6.4.3	The rent for the vacated area shall be as provided in this Addendum.

6.4.4
The Lessee, on the delivery date, shall furnish the Lessor with an unconditional bank guarantee of an amount equivalent to three months rent multiplied by the number of square meters of the vacated area with the addition of VAT (or alternatively he shall provide the Lessor with a total single guarantee, as provided above in Section 5.3).

6.4.5	All the terms and conditions of the Basic Lease Contract shall apply to the vacated area commencing from the delivery date as if the vacated area constitutes an integral part of the Lease Contract.

7.	Further construction of new building

7.1
If during the lease period a Town Planning scheme is approved which permits the Lessor to build additional areas in the building, the Lessee shall have a preemptive right to conduct negotiations with the Lessor for the leasing of an area of at least 3000 square meters of the areas scheduled for building under the New Town Planning scheme (hereinafter - ''the new section'') for a lease period of not less than five years, under the following terms and conditions as detailed hereunder:

7.1.1
Shortly after the date of submission of the application for a building permit for the new section (hereinafter - ''the effective date'') the Lessor shall notify the Lessee in writing that it intends to build additional areas in the building (hereinafter- ''the Lessor's Notice'').

7.1.2
The Lessee undertakes to notify the Lessor within 21 days of the date of receipt of the Lessor's Notice as to whether he wishes to enter into negotiations for a Lease Contract for the leasing of areas in the new section (hereinafter - ''the Lessee's Notice'').

7.1.3
Where the Lessee has not served the Lessee's Notice by the expiration of the period stated above in Section 7.1.2 and/or the Lessee has notified the Lessor that he does not wish to lease areas in the new section, the Lessee's aforesaid right shall lapse and the Lessee shall have no claim or argument against the Lessor.

7.1.4
Where the Lessee has given notice to the Lessor that he wishes to conduct negotiations as aforesaid, the parties shall have 60 days from the date of the Lessee's Notice to formulate the terms for the leasing of the additional areas in the new section and to sign a lease contract in respect of the additional areas in the new section - all as shall be agreed upon by the parties.

7.1.5
It is hereby emphasized and clarified that the parties are not committing themselves to leasing and/or taking a lease, as the case may be, of areas in the new section, and they have merely undertaken to conduct negotiations with the commercial terms and conditions not yet having been agreed and/or discussed between them. If for any reason a lease contract between them is not signed by the expiration of the time specified above in Section 7.1.4, the Lessee's right as stated in this section shall lapse with neither of the parties having any claim or argument against the other in relation thereto.

7.2
Notwithstanding what is stated above in Section 7.1, in the event of the Lessor signing, prior to the effective date, an agreement under which it has undertaken to transfer and/or assign and/or sell its rights in the new section, in any way, including by way of non-acquisition of the said rights, either wholly or partially, from the previous owners, the Lessee's right stated above in Section 7.1 shall lapse. Any party in whom rights are vested as aforesaid (including the previous owners) in the manner prescribed in Section 7.2 above prior to the effective date, shall not be subject to the Lessee's rights as stated above in Section 7.1, and the Lessee shall have no claim or argument in relation thereto against the Lessor and/or whoever in whom such rights are vested. Where the Lessor's said rights have been conferred after the effective date, then the rights of whoever in whom such rights are vested as aforesaid (including the previous owners) shall be subject to the right to conduct negotiations with the Lessee pursuant to the provisions of Section 7.1.

7.3
Where the Lessee has signed a lease contract with the Lessor in connection with leasing of the areas in the new section, the Lessee will not be charged any penalties whatsoever deriving from the Lessee having vacated the present leased property and/or because of the Lessee moving to the new section.

8.	Changes in the Basic Lease Contract

8.1
In Section 2 of the Basic Lease Contract, in the third paragraph - the payment for the consumption of electricity: the addition of 10% shall be cancelled and instead the following shall be inserted ''In addition of an amount of not more than 5% which includes the effective interest and any payment, addition and other interest that may be required, in so far as is required in respect of the payment for the consumption of electricity for a period of credit of 15 days from the date of the Lessor's demand''.

8.2	Section 15 of the Basic Lease Contract is cancelled. Jurisdiction shall lie with the competent court in Tel Aviv -Jaffa.

8.3	Section 7 of the Addendum to the Agreement dated April 4, 2000 - is cancelled.

9.
The Lessor undertakes to request, as soon as possible, bids from a number of management companies in the market (of financial solidity, experience and seniority in similar projects and of a scope of areas similar to the building including the new section), for the management of the building based on a specification that shall be forwarded to the Lessee for scrutiny, with the aim of reducing the cost of the management expenses of the building. The Lessor undertakes to examine the bids that are submitted to it by the said management companies and to hire the services of that management company whose bid is the most feasible (both in terms of price and in terms of the services offered by it and the quality thereof) for the management of the building, this within a reasonable period that shall not exceed 3 months from the date of signature of this Addendum. The date of commencement of the operation of the management company that is selected shall be subject to service of the requisite notification under the management agreement with the management company.

10.
This Addendum constitutes an integral part of the basic lease contract. Subject to what is stated in this Addendum, in the other terms of the Basic Lease Contract, no variation shall apply. Wherever there may be a conflict between what is stated in this Addendum and what is stated in the Basic Lease Contract, what is stated in this Addendum shall prevail.

AND IN WITNESS WHEREOF THE PARTIES HAVE SIGNED

(-) (-) (-)
Migdal Insurance Company Ltd Compugen Ltd
Hamagen Insurance Company Ltd

2004 Addendum to the Lease Agreement
Made signed in Tel Aviv on ______ of May 2004

Between:
Migdal Insurance Company Ltd.
Hamagen Insurance Company Ltd.
From 26 Saadia Gaon St., Tel Aviv
(hereinafter – the “Lessor”)

On the first part

And between:
Compugen Ltd.
51-177963-9
From 72 Pinhas Rosen St., Tel Aviv
(hereinafter – the “Lessee”)

On the second part
Whereas
On April 21, 1998, a lease agreement was signed between the previous owners of the land (hereinafter – “Previous Owners”) and the Lessee, as amended on April 4, 2000, December 16, 2002 and March 5, 2003 (and endorsed by the Previous Owners to the Lessor on January 10, 2000) (hereinafter – “Basic Lease Agreement”); and

Whereas	The parties wish to introduce changes to the Basic Lease Agreement, all as set forth hereunder in this Addendum;

Therefore it has been declared, stipulated and agreed between the parties as follows:

1.	The preamble of this Addendum constitutes an integral part thereof.

2.	Period of the lease

The period of the lease according to the Basic Lease Agreement is extended and shall end on December 31, 2009, instead of the additional lease period set forth in the Basic Lease Agreement (hereinafter – “New Lease Period”) and the Lessee shall not be entitled to end the New Lease Period prior to the end of the lease period as set forth above.

3.	Increase of the leased area

3.1.
As of June 1, 2004, the Lessor shall make available to the Lessee an additional area of approximately 150m2 on the second floor of the building in accordance with the blueprint attached as Appendix A to this Addendum (hereinafter – “Additional Area”).

3.2.	The Additional Area shall be delivered to the Lessee in its condition as is.

3.3.	The Lessee shall be entitled to perform in the Additional Area modification work in accordance with the conditions set forth in Appendix B of this Addendum.

3.4.	It is hereby agreed that during the lease period from June 1, 2004 until June 30, 2004, the Lessee shall not be required to pay rent for the Additional Area.

3.5.	Pursuant to the Additional Area as set forth in this Addendum as of June 1, 2004, the area of the leased property shall be 2473.55m2.

3.6.
At the time of making the Additional Area available to the Lessee and as condition for delivering the Additional Area to the Lessee, the Lessee shall present to the Lessor an additional bank guarantee in the amount of NIS 28957.50 in accordance with the conditions set forth in the Basic Lease Agreement.

3.7.
The Additional Area shall constitute an integral part of the leased property subject of the Basic Lease Agreement and the Additional Area shall be deemed an integral part of the leased property for all intents and purposes.

4.	Rent

4.1.
As of June 1, 2004, monthly rent for the leased property shall be NIS 55 per m2 of the area of the Leased Property while the aforementioned amount is linked to the index as set forth hereunder and with the addition of VAT.

4.2.
Rent as set forth above shall be linked to the consumer price index while the basic index is the index for the month of February 2004, and this instead of the index set forth in the Basic Lease Agreement.

5.	Section 7.3 as set forth in the addendum to the lease agreement dated March 5, 2004, is hereby cancelled.

6.
This Addendum constitutes an integral part of the Basic Lease Agreement. Subject to the provisions of this Addendum the rest of the conditions of the Basic Lease Agreement shall not be affected. In any event of discrepancy between the provisions of this Addendum and the provisions of the Basic Lease Agreement, the provisions of this Addendum shall prevail.

In witness the parties have signed
______________________	______________________
The Lessor	The Lessee

Appendix B

Modification Work Appendix

1.
The Lessee shall be entitled to perform in the Addition Area, as of the delivery date, work and changes for modifying the Additional Area to its needs (hereinafter – “Modification Work”), subject to fulfilling all the following conditions as set forth hereunder.

2.
The Lessee will submit for approval of the Lessor the plans and technical specifications of the Modification Work including internal division of the Additional Area and specifications of the basic work it wishes to perform in the Additional Area in order to modify the Additional Area to its needs including bills of quantities (hereinafter – “Lessee’s Plans”). The Lessor shall not refuse granting its approval to the Lessee’s Plans without reasonable cause. The Lessor shall not approve changes that may damage construction and/or columns and/or systems of the Additional Area and/or openings of the Additional Area and/or changes requiring a building permit. In the event the Lessor and/or the advisors of the Lessor require adjustments or changes for purpose of fitting them to the building and its systems, the Lessee shall act to revise the plans within 14 days of receiving the revision request. The Lessor shall provide its comments to the Lessee’s Plans no later than the end of 4 business days from the date these were presented to it by the Lessee.

3.
In the event the Lessor approves the Lessee’s Plans, the approval of the Lessor shall not impose on it any liability in connection with the plans and the Lessee shall be liable for the design and performance of the modifications according to the Lessee’s Plans.

4.
For purpose of performing the Modification Work the Lessee undertakes to use only certified and skilled professionals, standard equipment and materials and shall be liable according to applicable law for the equipment and materials brought by it or by any person on its behalf for purpose of performing the Modification Work that it performs during the entire time they are located in the Additional Area and it undertakes to remove them upon conclusion of performing the Modification Work.

5.
The Lessee undertakes that Modification Work shall be carried out only after obtaining all permits required according to applicable law, if such permits are required, and it undertakes to comply with all requirements according to applicable law necessary for performance of the Modification Work including compliance with safety instructions required according to applicable law for performance of the Modification Work.

6.
The Lessee shall be entitled to commence performance of the Modification Work only after presenting to the Lessor a signed confirmation regarding preparation of the insurances it is required to make as set forth in Appendix     of the Agreement.

7.
The Lessee shall be liable according to applicable law, towards the Lessor and towards any third party for performing the Modification Work and it shall be liable according to applicable law, including and towards any authority for damages caused to the Lessor and/or third parties and/or the building and/or the Additional Area and/or other lessees as result of the Modification Work or in connection thereto.

8.
The Lessee hereby undertakes to perform the Modification Work in a manner that shall not cause unreasonable disturbance and/or nuisance to the activity in other leased properties and/or the operation of other leased properties. The Lessee must coordinate performance of the Modification Work with the management company.

9.
Any change and/or addition permanently connected to the structure of the Additional Area performed by the Lessee according to the plans, shall remain at the end of the lease period in the leased property and shall transfer to possession of the Lessor, without additional consideration, unless the Lessor requests return of the original state of affairs.

10.
The Lessor shall be entitled to appoint, at its own expense, a representative on its behalf in order to make sure no damage is caused to the Additional Area and/or to supervise performance of the Modification Work including the basic work, however appointment of such representative on its behalf as set forth above shall not release the Lessee from any undertaking or liability imposed on it according to applicable law and according to this Agreement for performing the Modification Work.

11.	After performance of the work and no later than 45 days after performance of the work, the Lessee shall present to the Lessor, as made plans of all the modifications made by it in the Additional Area.

12.	Delay in completion of the Modification Work shall not cause deferment of any of the Lessee’s obligations according to the Agreement.

13.
It is hereby clarified that the Lessee shall not make any modification to the external appearance of the Additional Area without receiving the advance written consent of the Lessor thereto. The Lessor shall be entitled to remove or destroy, according to its discretion, any modification or addition to the external appearance of the Additional Area, if made without its advance written consent and this at the expense and liability of the Lessee.

14.	The Lessor shall bear the costs of the work specified hereunder, provided they does not exceed and amount in NIS equal to NIS 130,000 + VAT (hereinafter – “Participation Amount”), as follows:-

14.1.	Acoustic ceilings, plaster walls, electrical piping and plumbing, flooring including carpets, light fixtures, painting, air conditioning (hereinafter – “Basic Work”) – all in the Additional Area.

14.2.
It is hereby agreed that in the framework of the Modification Work that the Lessee shall perform in the Additional Area for its needs in accordance with the provisions of this Appendix, the contractor on behalf of the Lessee shall perform the Basic Work, while the Basic Work shall remain in the Additional Area and the work contractor shall be liable both towards the Lessee and towards the Lessor for performing the Basic Work.

14.3.
The Lessor shall pay the cost of the Basic Work provided it does not exceed the Participation Amount as set forth above directly to the contractor that shall perform the Basic Work, in accordance with arrangements made between the Lessor and the contractor and after the supervisor on behalf of the Lessor has approved performance of the Basic Work.

August 31, 2005
To
Compugen Ltd.
Asaf Elis

Re:	Addendum to the lease agreement dated December 16, 2002

Pursuant to agreements between us I hereby confirm that as of September 1, 2005, warehouse no. 27 is added to the area of the existing warehouse on parking level -2.

The aforementioned in lieu of the area deducted from the existing warehouse in favor of constructing the elevator shaft of the new building.

Total area of the warehouses according to the lease agreement remains an area of 146m2.

Sincerely,

/s/ Tzahi Hertz

April 23, 2006
To
Compugen Ltd.
Eric Aris

Re:	Addendum to the lease agreement dated December 16, 2002 and our letter dated August 31, 2005

Pursuant to our telephone conversation on April 23, 2006, and the contract in subject I hereby confirm a rent discount at a rate of 33% of the rent for the warehouse in subject.

The aforementioned in lieu of your request to reduce the area of the warehouse at a corresponding rate.

Municipal tax shall apply for the actual area of the warehouse.

Sincerely,

/s/ Tzahi Hertz

Addendum to the Lease Agreement
Made signed in Petah Tikva on ______ of August 2009

Between:Migdal Insurance Company Ltd.
Company no. 52-000489-6
From 4 Efal Street Petah Tikva
(hereinafter – the “Lessor”)

On the first part

And between:  Compugen Ltd.
Company no. 51-177963-9
From 72 Pinhas Rosen St., Tel Aviv
(hereinafter – the “Lessor”)

On the second part

Whereas
Between the Lessee and the previous owners of the property known as parcel 929 in block 6623 located at 72 Pinhas Rosen Street in Tel Aviv, a lease agreement was signed on April 21, 1998 (endorsed by the previous owners to the Lessor on January 10, 2000) including addendums to the agreement dated April 4, 2000, and dated December 16, 2002, and dated March 5, 2003, and dated May 2004, and another addendum dated May 2004, as well as letters dated August 31, 2005 and April 23, 2006 for lease of the Leased Property as defined in the lease agreement  (hereinafter collectively: “Basic Lease Agreement”). And

Whereas	The parties wish to introduce changes to the Basic Lease Agreement, all as set forth hereunder in this Addendum.

Therefore it has been agreed between the parties as follows:

1.	The preamble of this Addendum constitutes an integral part thereof.

2.
It is clarified that as the Lessee returned an area of 690.32m2 on the 2nd floor on July 15, 2009, and the Lessor shall return an area of 354.45m2 on December 31, 2009, so that the area of the leased property as of January 1, 2010, shall be 1428.78m2 (hereinafter: “Leased Property”).

3.	The lease period is hereby extended for an additional period of 36 months, as of January 1, 2010 until December 31, 2012 (hereinafter: “Extended Lease Period”).

4.	Rent for the Extended Lease Period as of January 1, 2010, shall be in the amount of NIS 55 per m2 of the Leased Property, while such amount is linked to the consumer price index plus VAT.

5.	The base index is the index for the month of June 2009, which was known on July 15, 2009.

6.
The Lessor hereby undertakes to bear the cost of replacing the fire extinguishing pump in the building, in accordance with the requirements of the fire department for purpose of obtaining the Lessee’s business license.

7.
This Addendum constitutes an integral part of the Basic Lease Agreement. Any term defined in the Basic Lease Agreement shall have the same meaning in this Addendum, unless the context requires otherwise. In any event of discrepancy between the provisions of this Addendum and the provisions of the Basic Lease Agreement – the provisions of this Addendum shall prevail.

8.	Subject to the provisions of this Addendum, all other conditions of the Basic Lease Agreement remain unaffected.

In witness the parties have signed
[signature + stamp]	[signature + stamp]
Migdal Insurance Company Ltd.	Compugen Ltd.
The Lessor	The Lessee

AN ADDENDUM TO A LEASE CONTRACT
Which was made and signed in Petach Tikva on the 30th day of April 2012

BETWEEN:

MIGDAL INSURANCE COMPANY LTD
Company Registration No. 520004896
of 4 Efal Street, Petach Tikva
(hereinafter: "the Company")

of the first part

AND:

MIGDAL HAPRAKLITIM LTD
Company Registration No. 513686634
(hereinafter: "the Lessee")

of the second part

WHEREAS	The Company owns the leasehold title rights in the land known as Parcel Nos. 824, 826, 831 and 832 in Block 6111 and situated at Berkovitz Street in Tel Aviv (hereinafter - "the Plot")
AND WHEREAS
An Unprotected Lease Contract was signed between the Parties on May 15, 2005, and an addendum to the agreement in July 2005 (hereinafter - "the Basic Lease Contract"), for the leasing of the leased property, on the 7th Floor, as such is defined in the Lease Contract;

AND WHEREAS	The Parties wish to introduce changes into the Lease Contract, all as detailed hereunder in this Addendum.

IT HAS THEREFORE BEEN AGREED BETWEEN
 THE PARTIES AS FOLLOWS:

1.	The preamble to this Addendum constitutes an integral part of it.

2.	Notwithstanding what is stated in the Lease Contract and in its appendices, Section 9 as to rent shall be recorded in the following form:

*           Commencing from January 1, 2012, the Lessee shall pay the Lessor an addition to the basic rent of NIS 9 per square meter, with such amount being linked to the January 2012 index, with the addition of VAT.

*           Commencing from January 1, 2015 and until the date of termination of the first lease period, the Lessee shall pay the Lessor an addition to the basic rent of NIS 11 per square meter, with such amount being linked to the January 2012 index, with the addition of VAT.

*           Commencing from January 1, 2018 and until the date of termination of the second lease period, the Lessee shall pay the Lessor an addition to the basic rent of NIS 13 per square meter, with such amount being linked to the January 2012 index, with the addition of VAT.

3.
Notwithstanding what is stared in the Lease Contract and in its appendices, commencing from January 1, 2012, the Lessee will not be charged with payment of additional rent as a percentage of turnover, as defined in the Lease Contract and its appendices.

4.
This Addendum constitutes an integral part of the Lease Contract. Any  term that is defined in the Lease Contract shall have the same meaning in this Addendum unless the context thereof otherwise requires. Wherever herein, a conflict appears between the provisions of the Lease Contract and the provisions of this Addendum, the provisions of this Addendum shall prevail.

5.	Subject to what is stated in this Addendum, no change shall apply in respect of the remaining terms and conditions of Lease Contract.

AND IN WITNESS WHEREOF THE PARTIES HAVE SIGNED

(-) (-)
___________________________ _____________________________
Migdal Insurance Company Ltd Migdal Hapraklitim Ltd
The Lessor The Lessee

AN ADDENDUM TO A LEASE CONTRACT
Which was made and signed in Petach Tikva on the 14th day of May 2012

BETWEEN:

MIGDAL INSURANCE COMPANY LTD
of 4 Efal Street, Petach Tikva
(hereinafter: "the Company")

of the first part

AND:

COMPUGEN LTD
Company Registration No. 51-177963-9
of 72 Pinchas Rosen Street, Tel Aviv
(hereinafter: "the Lessee")

of the second part

WHEREAS
On April 21, 1998 a lease contract was signed between the previous owners of the property known as Parcel No. 929 in Block 6623 and situated at 72 Pinchas Rosen Street in Tel Aviv (and which was assigned to the Lessor by the previous owners on February 10, 2000), and includes Addenda to the Lease Contract of April 4, 2000, of December 16, 2002, March 5, 2003, two Addenda of May 2004, a further Addendum of August 2009, and also letters dated August 31, 2005, April 23, 2006, and May 12, 2009, for the leasing of the leased property as defined in the Lease Contract (hereinafter together: "the Basic Lease Contract")

AND WHEREAS	The Parties wish to introduce changes into the Basic Lease Contract, all as detailed hereunder in this Addendum.

IT HAS THEREFORE BEEN AGREED BETWEEN
THE PARTIES AS FOLLOWS:

1.	The preamble to this Addendum constitutes an integral part of it.

2.	The lease and management period is hereby extended for a further period of 36 months commencing from January 1, 2013 and until December 31, 2015 (hereinafter: "the further extended lease period").

3.
The rent during the extended lease period commencing from January 1, 2013 shall be NIS 60 per meter of the area of the leased property, with the said amount being linked to the Consumer Prices Index, and with the addition of VAT.

4.	The base index is that of November 2012, as shall be known on December 15, 2012.

5.
The Lessor shall allocate to the Lessee a sum of NIS 120 thousand + VAT for renovation works to be carried out by the Lessee in the Leased Property at his expense and responsibility after it has forwarded architect's plans to the Lessor for the work and has received the Lessor's approval thereof.

6.
This Addendum constitutes an integral part of the Basic Lease Contract. Any term that is defined in the Basic Lease Contract shall have the same meaning in this Addendum unless the context thereof otherwise requires. Wherever herein, a conflict appears between the provisions of the Basic Lease Contract and the provisions of this Addendum, the provisions of this Addendum shall prevail.

7.	Subject to what is stated in this Addendum, no change shall apply in respect of the remaining terms and conditions of Basic Lease Contract.

AND IN WITNESS WHEREOF THE PARTIES HAVE SIGNED

(-) (-)
_________________________ ___________________
Migdal Insurance Company Ltd Compugen Ltd
The Lessor The Lessee